AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
December 19, 2006
REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITIZENS, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COLORADO
(STATE OR OTHER JURISDICTION OF INCORPORATION)
84-0755371
(I.R.S. EMPLOYER IDENTIFICATION NUMBER)
400 EAST ANDERSON LANE, AUSTIN, TEXAS 78752
(512) 837-7100
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

MARK A. OLIVER, PRESIDENT
400 EAST ANDERSON LANE
AUSTIN, TEXAS 78752
(512) 837-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE)

COPIES TO:
REID A. GODBOLT, ESQ.
NATHAN D. SIMMONS, ESQ.
JONES & KELLER, P.C.
WORLD TRADE CENTER
1625 BROADWAY, 16TH FLOOR
DENVER, COLORADO 80202

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS POSSIBLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY MARKET CONDITIONS AND OTHER FACTORS.
     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. ☑
     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. ☐
     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. ☐
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. ☐
     IF THIS FORM IS A REGISTRATION STATEMENT PURSUANT TO GENERAL INSTRUCTION I.D. OR A POST-EFFECTIVE AMENDMENT THERETO THAT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION PURSUANT TO RULE 462(E) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. ☐
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT TO A REGISTRATION STATEMENT FILED PURSUANT TO GENERAL INSTRUCTION I.D. FILED TO REGISTER ADDITIONAL SECURITIES OR ADDITIONAL CLASSES OF SECURITIES PURSUANT TO RULE 413(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX. ☐
     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. ☐

Calculation of Registration Fee

Proposed
Title of each class		maximum	Proposed
of securities to be	Amount to be	offering price	maximum	Amount of
registered	registered	per share	offering price	registration fee
Class A Common Stock, No Par Value	10,000,000(1)(2)	$6.85(3)	$68,500,000(3)	$7,330(2)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of the Registrant’s Class A common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)	Does not include 2,000,000 shares of the Registrant’s Class A common stock previously registered under the Registrant’s Registration Statement on Form S-3 (Registration No. 333-58698) (the “Initial Registration Statement”). A registration fee of $3,375.00 was previously paid with respect to the shares covered by the Initial Registration Statement. See Explanatory Note below.

(3)	Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee and based upon the average of the high and low sales prices of the Registrant’s common stock as reported by the New York Stock Exchange on December 15, 2006.
EXPLANATORY NOTE
     This Registration Statement relates to the registration of an additional 10,000,000 shares of Class A common stock to be offered under the Registrant’s Stock Investment Plan, with respect to which the Initial Registration Statement (referenced above in note (2)) covering an aggregate of 2,000,000 shares is currently effective. Pursuant to Rule 429 under the Securities Act, the prospectus contained in this registration statement shall constitute a combined prospectus and shall also relate to the Initial Registration Statement.

PROSPECTUS
CITIZENS, INC.
STOCK INVESTMENT PLAN
CLASS A COMMON STOCK
NO PAR VALUE
     This prospectus describes the Citizens, Inc. Stock Investment Plan, under which existing and new investors may purchase and hold shares of our Class A common stock. We expect to offer and sell up to 12,000,000 shares of our Class A common stock under the plan. The shares will be purchased by the plan administrator on the open market. We will not issue any shares in conjunction with the plan.
     Our Class A common stock is traded on the New York Stock Exchange under the ticker symbol “CIA.” The closing price of our Class A common stock on December 12, 2006 was $6.97 per share.
     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WHICH WE REFERENCE ON PAGE 11.
     WE SPONSOR THE PLAN, AND THE PLAN ADMINISTRATOR ADMINISTERS THE SERVICES UNDER THE PLAN. THE SECURITIES HELD IN PLAN ACCOUNTS ON BEHALF OF PARTICIPANTS ARE NOT SUBJECT TO PROTECTION UNDER THE SECURITIES INVESTOR PROTECTION ACT OF 1970. YOU MUST MAKE INDEPENDENT INVESTMENT DECISIONS WITH RESPECT TO YOUR PARTICIPATION IN THE PLAN BASED ON YOUR OWN JUDGMENT AND RESEARCH.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     PLAN ACCOUNTS ARE NOT SAVINGS ACCOUNTS, DEPOSIT ACCOUNTS OR OBLIGATIONS OF A BANK. THUS, PLAN ACCOUNTS ARE NOT INSURED BY THE FDIC, SIPC OR ANY OTHER GOVERNMENT AGENCY, AND MAY LOSE VALUE. THERE IS NO BANK GUARANTY OF YOUR PLAN ACCOUNT OR THE SECURITIES IN YOUR ACCOUNT.

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of Class A common stock pursuant to the plan only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.
The date of this prospectus is December 19, 2006.

INFORMATION ABOUT CITIZENS, INC.
     We are an insurance holding company serving the life insurance needs of individuals in more than 35 countries and the United States. We pursue a strategy of offering ordinary life insurance products in niche markets where we believe we are able to achieve competitive advantages. Our core operations include:
•	the issuance of ordinary life insurance in U.S. Dollar-denominated amounts to significant net worth foreign nationals through outside marketing consultants, principally in Latin America and the Pacific Rim; and

•	offering final expense ordinary life insurance through the home service distribution channel.
     We have provided our insurance products internationally since 1975 and domestically since 1969. We believe we are one of the leading writers of U.S. Dollar-denominated ordinary life insurance in the international market. In October 2004, we entered the home service distribution channel through the acquisition of Security Plan Life Insurance Company (“Security Plan”), a significant provider of final expense ordinary life insurance in Louisiana. We also provide ordinary life insurance to middle income individuals in various markets in the midwest and southern U.S.
     Our objective is to grow our asset base and profitability through:
•	building assets through the issuance of cash accumulation and final expense ordinary life insurance products;

•	strategic acquisitions of domestic life insurance companies; and

•	expanding our distribution channels of ordinary life insurance.
     We market our products through our network of approximately 3,000 marketing consultants, independent agents and employee agents, and provide underwriting, investment and administrative functions through approximately 200 employees in our executive offices in Austin, Texas and a support center in Donaldsonville, Louisiana.
     We were formed in 1969 by our Chairman, Harold E. Riley, who had a long career of past experience in international and domestic life insurance before forming our company. Since then our business has grown significantly, both internationally and domestically. Revenues from our international life business segment rose from $63.3 million in 2003 to $72.9 million in 2004 to $79.7 million in 2005. Since 1987 we have completed and integrated the acquisitions of 14 domestic life insurance companies. We continue to seek acquisitions of other domestic life insurance companies as well as expand our life insurance business.
     During the five years ended December 31, 2005, our assets grew from $282.1 million to $661.9 million, and total stockholders’ equity increased from $82.7 million to $137.0 million. Presently, our revenues are about evenly divided between our international business and our domestic business.
     We organize and manage our life insurance business through three primary operating business segments:
•	International life insurance;

•	Home service business; and

•	Domestic life insurance.
     We have a fourth reportable segment, domestic health. We have an insignificant amount of revenue in this segment.
     Our principal executive office is located at 400 East Anderson Lane, Austin, Texas 78752, and our telephone number is (512) 837-7100.

SUMMARY OF THE PLAN
     The following summary of our Stock Investment Plan includes all material terms of the plan. However, it may omit certain information that may be important to you. We have included a copy of the plan in this prospectus as Appendix A.
     You should carefully read this prospectus to find out more about the plan. You must make any investment decision concerning your participation in the plan based on your own judgment and research. Your participation in the plan is entirely voluntary, and you may terminate your participation at any time. You should keep this prospectus and all account statements for future reference. If you have any questions about the plan, please contact the plan administrator, as set forth below under “Plan Administrator.”
     WE HAVE NOT AUTHORIZED ANY OF OUR PERSONNEL TO ANSWER QUESTIONS OR RESPOND TO INQUIRIES CONCERNING THE PLAN. YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR.
Purpose
     The purpose of the plan is to provide a convenient and economical means:
•	for new investors to make an initial investment in our Class A common stock;

•	for existing investors to purchase additional shares of our Class A common stock;

•	for the actual beneficial owners to have Class A common stock registered on our records in their names. This is in contrast to the common practice of registering the shares in the street name of a broker, which holds the shares on behalf of an investor; and

•	for investors to have cash dividends on our Class A common stock held in the plan automatically reinvested in shares of the Class A common stock, if we declare any dividends in the future.
Participation – How to Join
     Almost anyone is eligible to enroll in the plan. We may offer the plan to:
•	owners of our insurance policies (issued by us or our subsidiaries);

•	existing holders of Class A common stock;

•	our employees;

•	members of our marketing force; or

•	persons who are not members of any of the four preceding groups but independently inquire about the plan. Neither the plan administrator nor any of our representatives or agents may solicit persons who are not members of the four preceding groups to become participants in the plan.
     If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if we deem it advisable under any foreign laws or regulations.
     Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, our employees and members of our marketing force may elect to have earned insurance sales commissions automatically invested in Class A common stock through the plan.
     Both persons who already own shares of our Class A common stock and non-stockholders may enroll in the plan.
     A new investor (non-stockholder) must make an initial investment of at least $250 (but not more than $120,000). The initial investment can be made by check or one-time online bank debit, or by authorizing a minimum of ten (10) consecutive monthly deductions of at least $25 each from your U.S. bank account. Checks should be made payable to: Computershare – Citizens, Inc. However, this minimum investment requirement does not apply to persons who own one of our insurance policies, registered holders of our Class A common stock, or members of our marketing force whose initial investment is made through an assignment of policy benefits or commissions.
     Both existing Class A common stockholders and new investors can join the plan via the Internet by going to www.computershare.com and following the instructions provided, or by completing and returning an enrollment form to the plan administrator.
     To receive a plan enrollment form or additional copies of this prospectus, simply contact the plan administrator as set forth below under “Plan Administrator.”
Optional Cash Purchases
     You may buy additional shares by investing a minimum of $25 at any one time not to exceed $120,000 in any calendar year. You may pay for your optional cash investments by check, one-time online bank debit, or on a regular basis by monthly pre-authorized deductions from your U.S. bank account.
Funds Fully Invested
     After deduction of any applicable service and trading fees, the plan administrator fully invests money paid to the plan in our Class A common stock through the purchase of shares in the open market. The purchase price is the weighted average price of all shares purchased for any given investment date.

Share Safekeeping
     As a plan participant, you can deposit your Class A common stock certificates into your plan account for safekeeping. Shares that you deposit will be credited to your plan account in book-entry form. The advantage of holding shares in book-entry form under the plan is protection against certificate loss, theft or damage. An existing stockholder can deposit stock certificates for safekeeping when enrolling in the plan or at any time thereafter.
Sale, Withdrawal or Transfer of Shares at any Time
     You may sell or withdraw any shares of Class A common stock credited to your account, including any shares deposited into the plan. The plan administrator will sell any shares that you desire to sell at the market price, less a $15 service fee payable to the plan administrator, a trading fee of $0.12 per share (which includes any brokerage commissions the plan administrator is required to pay), and any applicable taxes. The plan administrator will mail a statement to you for each transaction. Additionally, you may transfer or make gifts to others of our Class A common stock by contacting the plan administrator.
Transaction and Fee Table – setting forth transaction types, minimum/maximum investments and service and trading Fees
     Attached to this prospectus as Appendix B is a table (the “Transaction and Fee Table”) that sets forth transaction types, the minimum and maximum permitted investments, and the service and trading fees, including any brokerage commissions (such fees and commissions, “Transaction Fees”) associated with the respective transaction types. We reserve the right to amend the plan and change the amounts and types of Transaction Fees.
Rights of Holders of Class A Common Stock
     Upon purchase of shares through the plan, you will have all rights as a holder of our Class A common stock as provided in our articles of incorporation and bylaws and under the Colorado law governing business corporations. Under our articles of incorporation, shares of two classes of common stock — Class A common stock and Class B common stock — have been issued and are outstanding. As of November 30, 2006, we had 40,264,448 shares of Class A common stock, no par value, outstanding and 1,001,714 shares of Class B common stock, no par value, outstanding.
     The voting rights of our Class A common stock and Class B common stock are equal in all respects except with regard to the election of our directors. The holders of Class B Common Stock have the exclusive right to elect a simple majority of the members of our board of directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. Cumulative voting rights are not allowed in the election of directors. A majority vote of all outstanding shares of the Class A and Class B common stock, each voting separately as a class, would be required for approval of extraordinary corporate transactions, such as our merger with another corporation or the sale of substantially all of our assets. For other types of actions, a majority vote of a quorum of stockholders at a meeting, represented in person or by proxy, is necessary. Our articles of incorporation provide that one-third of all votes entitled to be cast on a matter by the voting group constitutes a quorum for voting purposes.

     We have not, to date, declared or paid any cash dividends on any of our common stock, and we have no present plans for doing so. However, if we were to declare a cash dividend, the dividend per share on the Class A common stock would be required to be twice the cash dividend per share on the Class B common stock.
     Our stockholders have no preemptive rights to purchase stock in connection with an issuance of stock by us.
Plan Administrator
     Computershare Trust Company, N.A. will administer the plan and act as agent for the participants. Certain services will be provided by Computershare Shareholder Services, Inc., a registered transfer agent and affiliate of Computershare Trust Company, N.A., including processing all payments received or made under the plan.
     You may contact the plan administrator as follows:
     By Internet:
     You may contact the plan administrator via the Internet at www.computershare.com.
     Please note that all transactions online are subject to Computershare’s Investor Centre Terms and conditions.
     You may call Computershare at:
     1-877-785-9659
     You may write the plan administrator at the following address:
Computershare
P. O. Box 43078
Providence, RI 02940-3078
     Please reference Citizens, Inc. and include your name, address, account number (as shown on your plan statement) and daytime telephone number in your correspondence.
     For overnight delivery services:
 Computershare
 250 Royall Street, Mail Stop 1A
 Canton, MA 02021

FORWARD-LOOKING STATEMENTS
     Certain statements contained in this prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”), including, without limitation, the italicized statements and the statements specifically identified as forward-looking statements within this document. Many of these statements contain risk factors as well. In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of the Company, which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items, (ii) statements of our plans and objectives or our management or Board of Directors including those relating to products or services, (iii) statements of future economic performance and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
     Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements are in “Risk Factors” and include, but are not limited to: (i) the strength of foreign and U.S. economies in general and the strength of the local economies where our policyholders reside; (ii) the effects of and changes in trade, monetary and fiscal policies and laws; (iii) inflation, interest rates, market and monetary fluctuations and volatility; (iv) the timely development of and acceptance of new products and services and perceived overall value of these products and services by existing and potential customers; (v) changes in consumer spending, borrowing and saving habits; (vi) a concentration of business from persons residing in Latin America and the Pacific Rim; (vii) uncertainties in assimilating acquisitions; (viii) the persistency of existing and future insurance policies sold by the Company and its subsidiaries; (ix) the dependence of the Company on its Chairman of the Board; (x) the ability to control expenses; (xi) the effect of changes in laws and regulations (including laws and regulations concerning insurance) with which the Company and its subsidiaries must comply, (xii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board, (xiii) changes in the Company’s organization and compensation plans; (xiv) the costs and effects of litigation, particularly our class action lawsuit, and of unexpected or adverse outcomes in such litigation; and (xv) the success of the Company at managing the risks involved in the foregoing.
     Such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.
     We make available, free of charge, through our Internet website (http://www.citizensinc.com), our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports filed by officers and directors, news releases, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the Securities and Exchange Commission. We are not including any of the information contained on our website as part of, or incorporating it by reference into, this Registration Statement on Form S-3.
RISK FACTORS
     Set forth below are risks with respect to our company. Readers should review these risks, together with the other information contained in this prospectus. The risks and uncertainties we have described in this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. Any of the risks discussed in this prospectus or that are presently unknown or immaterial, if they were to actually occur, could result in a significant adverse impact on our business, operating results, prospects or financial condition.
We are a defendant in a class action lawsuit and other lawsuits that may adversely affect our financial condition and detract from our management’s time.
     We are a defendant in a class action lawsuit filed in Texas, styled Citizens Insurance Company of America, Citizens, Inc., Harold E. Riley and Mark A. Oliver, Petitioners v. Fernando Hakim Daccach, Respondent, in the Supreme Court of Texas in which a class has been certified by the Texas District Court, Austin, Texas, and affirmed by the Court of Appeals for the Third District of Texas. We appealed the grant of class status to the Texas Supreme Court, and oral arguments occurred on October 21, 2004. We have not yet received a decision from the Texas Supreme Court.
     The suit names as a class all non-U.S. residents who purchased insurance policies or made premium payments since August 1996 to our international life insurance subsidiary, CICA, and assigned policy dividends to two non-U.S. trusts for the purchase of our Class A common stock. The beneficiaries of the trusts are approximately 80,000 non-U.S. policyholders of CICA, who have assigned their life insurance policy dividends to two trusts administered by Gala Management Services, Inc., a Panamanian trust services company and GAMASE Insureds Trust, a Panamanian trust services company. As of December 5, 2006, Gala Management held of record approximately 34.1% of our Class A common stock on behalf of the CICA policyholders who were beneficiaries of the trusts. The purchases of our Class A common stock by these trustees of the two trusts on behalf of policyholders, all of which have been made in the open market, were approximately $15.3 million in 2005, $13.4 million in 2004, and $11.1 million in 2003. The elections to assign insurance policy dividends to the trusts were made by the policyholders in consultation with independent marketing consultants of CICA. The suit alleges that the life insurance policies that we made available to these non-U.S. residents, when combined with a policy feature that allows policy dividends to be assigned to the two non-U.S. trusts for the purpose of accumulating ownership of our Class A common stock, along with allowing the policyholders to make additional contributions to the trusts, were actually offers and sales of securities that occurred in Texas by unregistered dealers in violation of the registration provisions of the Texas securities laws. The remedy sought is rescission and return of the insurance premiums. However, the elections by the policyholders to contribute their policy dividends and other amounts to the trusts were made outside of the U.S. We believe, among other things, that U.S. law, including Texas law, does not apply to the operations of the trusts, and therefore, no securities registration provisions apply, nor do U.S. laws relating to broker-dealer registration apply. We believe the securities claims based on Texas securities laws are not valid, that no broker-dealer registration is required of us or our marketing consultants, and the class as defined is not appropriate for class certification because it does not meet the legal requirements for class action treatment under Texas law.
     We intend to continue to defend vigorously against class certification, as well as against the other claims in the case. We are unable to determine the potential financial magnitude of the claims if the class certification were to become final and the plaintiff class was able to prevail on the substantive claims, although we would expect a significant adverse financial impact from an adverse final class action judgment.
     We are also a party to various legal proceedings incidental to our business. We have been named as a defendant in various legal actions seeking payments for claims denied by us and other damages. In the opinion of our management, the ultimate liability, if any, resulting from any contingent liabilities that might arise from such litigation, is not material in relation to our financial position or results of operations. Reserves for claims payable are based on the expected claim amounts to be paid after a case-by-case review of the facts and circumstances relating to each claim. A contingency exists with regard to these reserves until the claims are adjudicated and paid.
     Litigation, such as the matters described above, also can require significant amounts of time of our management that would otherwise be devoted to our business.
Our business is subject to risks related to litigation and regulatory actions.
     In addition to the Daccach case and other legal proceedings as described in this prospectus, we may from time to time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:
•	other possible disputes relating to the overseas trusts that, as described above, purchase and hold our Class A common stock on behalf of CICA policyholders. For example, if the plaintiffs were able to prevail on their claims that Texas securities laws apply to the assignment of policy dividends, as asserted in the Daccach case, or that U.S. or Texas securities laws otherwise apply, we could face the possibility of other securities law claims within the United States. We also could face claims in foreign countries relating to noncompliance with their securities laws in connection with policyholders who participate in a non-U.S. trust and who beneficially own our Class A common stock. We cannot, for example, ensure that our foreign sales associates are in compliance with foreign securities and insurance laws, because we do not have oversight over such persons. We have not obtained any opinion of counsel as to the applicability of foreign securities laws to these insurance activities;

•	disputes over insurance coverage or claims adjudication;

•	disputes regarding sales practices, disclosures or absence of disclosures in connection with the offer and sale of our insurance policies and the option available to policyholders to assign dividends to a non-U.S. trust for the purpose of accumulating our Class A common stock, premium refunds, licensing and regulatory compliance with insurance and securities laws in the United States and in foreign countries;

•	disputes with our consultants or employee agents over compensation and termination of contracts and related claims;

•	disputes regarding our tax liabilities; and

•	disputes relating to businesses acquired by us.
     In the absence of countervailing considerations, we would expect to defend any such claims, and we could incur significant defense costs, including not only attorneys’ fees and other direct litigation costs, but also the expenditure of substantial amounts of management time that otherwise would be devoted to our business. We could be faced with contingent liabilities with respect to possible claims for violations of foreign and domestic securities and insurance laws, the extent of which would be difficult to determine.
     In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multiparty or class action claims may result in additional exposure to substantial economic, noneconomic or punitive damage awards, including the litigation to which we are currently a party. The loss of even one of these actions, if it resulted in a significant damage award or a judicial ruling that was otherwise substantially detrimental, could have a material adverse effect on our results of operations and financial condition. The risk of incurring a large liability in the event of an unsuccessful defense may make it more difficult to settle claims on reasonable terms. We cannot determine with any certainty what theories of recovery may evolve or what the impact of litigation or regulatory changes may be on our businesses.
A substantial amount of our revenue comes from foreign nationals. This involves risks associated with business in other countries, such as might result from political or economic instability or the application of laws or regulations to our business.
     A substantial part of our insurance policy sales are from foreign countries, primarily in Latin America. There is a risk of losing a significant portion of these sales should adverse events occur in the countries from which we receive insurance policy applications. Approximately 55.2% of our consolidated revenues in 2005 were from our International Life segment. If economic or political crises were to occur in any of the countries where our foreign policy owners reside, our revenues would likely decline. For example, Argentina underwent a severe financial economic recession in the early 2000’s. As a result, our lapse rates relating to insureds residing there increased significantly and our new insurance business generated there declined dramatically. Also, foreign expropriation laws could adversely affect our revenues by imposing restrictions on fund transfers outside of a country where our insureds reside. In addition, a country could decide that we are subject to their insurance, securities and other regulation, or that we are required to maintain assets in that country as a part of our operations. Such actions would require us to reevaluate our existing products, including the cessation of accepting new applications from residents of that country. Our revenues from nationals of that country would likely be reduced significantly. While our management has over 30 years of experience in writing life insurance policies for residents of foreign countries without any significant regulatory action or any significant adverse expropriation controls relating to our insureds, there can be no assurance that such situations will not occur and that our revenues will not be affected adversely. We have not obtained any opinion of counsel addressing whether we may be required to qualify to do business or become licensed as an insurance company in, or the applicability of any securities laws of, any foreign country to our operations or to that of foreign trusts who hold our Class A common stock for our policyholders, nor have we sought or obtained any order of any foreign regulatory body relating to these issues.
We may not be able to continue our past strategy of acquiring other U.S. life insurance companies, and we may not realize improvements to our financial results due to past and future acquisitions.
     Over the past years, we have acquired several U.S. life insurance companies. Our objective in this strategy has been to increase our assets, revenues and capital, improve our competitive position and increase our earnings, in part by allowing us to realize certain operating efficiencies associated with economies of scale. Prior to 2004, increases in earnings were not significant from the completed acquisitions compared to increases in existing business.
     On an ongoing basis we evaluate possible acquisition transactions and, at any given time, we may be engaged in discussions with respect to possible acquisitions. While our business model is not dependent primarily upon acquisitions, the time frame for achieving or further improving our market positions can be significantly shortened through acquisitions. There can be no assurance that suitable acquisitions that present opportunities for continued growth and operating efficiencies will continue to be available to us, or that we will realize the anticipated financial results from acquisitions. Our failure to address adequately these acquisition risks may materially adversely affect our results of operations and financial condition.
     We may be unable to integrate our acquisitions on an economic basis, and the process of integrating companies we acquire could have a material adverse effect on our results of operations and financial condition. Implementation of an acquisition strategy could entail a number of risks, including among other things:
•	inaccurate assessment of undisclosed liabilities;

•	difficulties in realizing projected efficiencies, synergies and cost savings;

•	failure to achieve anticipated revenues, earnings or cash flow;

•	an increase in indebtedness and a limitation in our ability to access additional capital when needed; and

•	adverse changes in the economies of geographic regions in which the businesses of our acquisitions are concentrated, due to natural disasters, changing population demographics, governmental actions and other causes.
     For example, virtually all of the premium income of Security Plan, from which we obtained premium revenues of approximately $37.7 million in 2005, is generated in Louisiana. As with other geographic areas in the United States in which the business operations of our acquisitions are located, Louisiana could again experience natural disasters, such as hurricanes and flooding. A large-scale natural disaster such as this would be expected to have an adverse effect on the economy of that area, that in turn could result in a material adverse effect on our premium income from Security Plan.

Sales of our products may be reduced if we are unable to attract and retain marketing representatives or develop and maintain distribution sources.
     We distribute our insurance products through a variety of distribution channels, including independent marketing consultants, employee agents and third-party marketing organizations. Our relationships with these persons are significant both for our revenues and profits. In our Domestic Life segment, we depend in large part on the services of independent marketers. In our Home Service segment we depend on employee agents whose role in our distribution process is critical, in particular to develop and maintain client relationships. In our International Life segment we depend on outside marketing consulting organizations and outside consultants. Strong competition exists among insurers to form relationships with marketers of demonstrated ability. We compete with other insurers for representatives and consultants primarily on the basis of our compensation and support services. Any diminishment in our inability to attract and retain effective sales representatives could materially adversely affect our results of operations and financial condition.
Policy lapses in excess of those actuarially anticipated would have a negative impact on our financial performance.
     If our insurance policy lapse and surrender rates were to exceed the assumptions upon which we priced our insurance policies, our business could be adversely affected. The prices and expected future profitability of our insurance products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, which is the probability that a policy or contract will remain in-force from one period to the next. Lapses occur when premium payments are not made. Surrender of a policy occurs by an affirmative act of the policyholder and is usually accompanied by an economic benefit for the policyholder because the policy has accumulated value. Policy acquisition costs are deferred and recognized over the life of a policy. Actual persistency that is lower than our persistency assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract, primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract. .
Our actual claims losses may exceed our reserves for claims that may require us to establish additional reserves, which in turn may materially reduce our earnings, profitability and capital.
     We maintain reserves to cover our estimated exposure for claims relating to our issued insurance policies. Reserves, whether calculated under Accounting Principles Generally Accepted in the United States (“U.S. GAAP”) or statutory accounting principles (“SAP”), do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections, of what we expect claims will be based on mortality assumptions that are determined by various regulatory entities. Many reserve assumptions are not directly quantifiable, particularly on a prospective basis. In addition, when we acquire other domestic life insurance companies, our assessment of the adequacy of acquired policy liabilities is subject to our estimates and assumptions. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, are reflected in our statements of operations of the period in which such estimates are updated. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that ultimate losses will not exceed existing claims reserves and have a material adverse effect on our results of operations and financial condition. During the three years ended December 31, 2005, we did not experience substantial deviations in actual claims losses from reserve estimates previously established. However, future loss development could require reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases are made.
Our investment portfolio is subject to several risks that may diminish the value of our invested assets and negatively affect profitability.
     Our investment portfolio may suffer reduced returns or losses that could reduce our profitability. Investment returns are an important part of our overall profitability and significant fluctuations in the fixed income market could impair our profitability, financial condition and cash flows. Our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. For the year ended December 31, 2005, our net investment income was $23.6 million and our net realized gains on investments were $419,000 that collectively accounted for approximately 16.6% of our total revenues during the year. For the year ended December 31, 2004, our net investment income was $17.0 million and our net realized gains on investments were $389,000 that collectively accounted for approximately 16.9% of our total revenues during such period.
     The performance of our investment portfolio is subject to fluctuations due to changes in interest rates and market conditions. Changes in interest rates can negatively affect the performance of most of our investments. Interest rate volatility can reduce unrealized gains or create unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates affect our returns on, and the fair value of, fixed maturity investments, that comprised $457.6 million, or 94.4%, of the carrying value of our total investments as of December 31, 2005.
     The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease with interest rates.
     In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. A significant portion of our investment portfolio is subject to prepayment risks. These investments were 10.6% and 12.2% of our investment portfolio assets on December 31, 2005 and 2004, respectively.
     Because substantially all of our fixed maturity securities are classified as available for sale, changes in the fair value of these securities are reflected in our assets and in stockholders’ equity. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations affect the value of our investments and could materially adversely affect our results of operations and financial condition.

     We do not employ specific asset/liability matching strategies to reduce the adverse effects of interest rate volatility and to ensure that cash flows are available to pay claims as they become due. We are subject to adverse effects of interest rate volatility, and no assurances can be given that significant fluctuations in the level of interest rates will not have a material adverse effect on our results of operations and financial condition.
     Our investment portfolio is subject to credit risk. We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds, including bonds of U.S. Government-sponsored entities. If third parties that owe amounts to us for bonds or other obligations were to default in the payment or performance of their obligations, this could reduce our investment income and realized investment gains or result in investment losses. Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. As of December 31, 2005, we held $264.8 million in bonds of U.S. Government-sponsored enterprises. A significant increase in defaults and impairments on our fixed maturity securities portfolio could materially adversely affect our results of operations and financial condition.
We may be required to accelerate the amortization of deferred acquisition costs and the cost of customer relationships acquired, which would increase our expenses and reduce profitability.
     Deferred acquisition costs, or DAC, represent costs that vary with and are primarily related to the sale and issuance of our insurance policies that are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Under U.S. GAAP, DAC is amortized to income over the lives of the underlying policies, in relation to the anticipated recognition of premiums. In addition, when we acquire a block of insurance policies, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called the cost of customer relationships acquired, or CCR, represents the actuarially estimated present value of future cash flows from the acquired policies. We amortize the value of this intangible asset in a manner similar to the amortization of DAC. Our amortization of DAC and CCR generally depends upon anticipated profits from investments, surrender and other policy charges, mortality, morbidity and maintenance expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses may cause us to increase the amortization of DAC or CCR, or both, or to record a charge to increase benefit reserves.
     We regularly review DAC and CCR quality to determine if they are recoverable from future income. If these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a block of insurance policies, or if withdrawals or surrender charges associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies or annuities, we would be required to recognize the additional DAC amortization as a current-period expense.
     At December 31, 2005, we had approximately $70.4 million of such deferred policy acquisition costs. These costs are amortized primarily over the estimated premium paying period of the related policies in proportion to the ratio of the annual premium recognized to the total premium revenue anticipated, using the same assumptions as were used in computing liabilities for future policy benefits. Excess policy lapses, however, would cause the immediate expensing or amortizing of deferred policy acquisition costs, that would adversely affect our profitability.
We may be required to recognize impairment in the value of our excess of cost over net assets acquired that would increase our expenses and reduce our profitability.
     Excess of cost over net assets acquired, or “goodwill,” represents the excess of the amount paid to acquire various life insurance companies over the fair value of their net assets at the date of the acquisition. Under U.S. GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Goodwill is impaired if the fair value of the reporting unit as a whole is less than the fair value of the identifiable assets and liabilities of the reporting unit, plus the carrying value of goodwill, at the date of the test. For example, goodwill may become impaired if the fair value of a reporting unit as a whole were to decline by an amount greater than the decline in the value of its individual identifiable assets and liabilities. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate of return than similar businesses or declines in market prices for publicly traded businesses similar to our reporting units. If any portion of our goodwill becomes impaired, we would be required to recognize the amount of the impairment as a current-period expense.
Loss of the services of our senior management team would likely hinder development of our operating and marketing programs and our strategy for expanding our business.
     We rely on the active participation of our Chief Executive Officer and Chairman, Harold E. Riley (age 78), our Vice Chairman of the Board, Rick D. Riley (age 53), and our Chief Corporate Officer, Mark A. Oliver (age 48), in connection with the development and execution of operating and marketing plans and strategy for expanding our business. We anticipate that their expertise will continue to be of substantial value in connection with our operations. The loss of the services of one of these individuals would likely have a significant adverse effect on us in these respects. We do not have an employment agreement with any of these persons nor do we carry a key-man insurance policy on any of their lives. In addition, our only credit agreement with a bank provides that an event of default will occur in the event any of Messrs. Harold E. Riley, Rick D. Riley or Mark A. Oliver is not employed by us.
We operate in a highly competitive, mature industry within the U.S., which could limit our ability to increase our domestic insurance operations.
     We compete with more than 1,000 other life insurance companies of various sizes in the U.S. The life insurance business is highly competitive, in part because it is a mature industry in the U.S. that, in recent years, has experienced little growth in life insurance sales. Competition has also increased because the life insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Furthermore, mutual insurance companies are converting to stock ownership, that should give them greater access to capital markets, resulting in greater competition with respect to corporate finance as well. Additionally, legislation became effective in 2000 permitting commercial banks, insurance companies and investment banks to combine. This law permits, for instance, a commercial bank to acquire or form an insurance company. We believe these factors have increased competitive pressures in general.

     Many domestic life insurance companies have greater financial resources, longer business histories, and more diversified lines of insurance coverage than we do. These companies also generally have larger sales forces. Although we may be at a competitive disadvantage to these entities, we seek to provide products that are competitive in the marketplace.
     Competition in our insurance businesses is based on many factors, including quality of service, product features, price, scope of distribution, scale, financial strength ratings and name recognition. We also compete for marketing consultants and agents to sell our insurance products. Some of our competitors may offer a broader array of products than we do with which they compete in particular markets, may have a greater diversity of distribution resources, may have better brand recognition, may from time to time have more competitive pricing, may have lower cost structures or may have higher financial strength or claims paying ratings. Moreover, some of our competitors may have a lower target for returns on capital allocated to their business than we do, which may lead them to price their products lower than we do. In addition, from time to time, companies enter and exit the markets in which we operate, thereby increasing competition at times when there are new entrants. We may lose business to competitors offering competitive products at lower prices, or for other reasons, which could materially adversely affect our results of operations and financial condition.
Our international operations face competition from several sources.
     Our international marketing plan stresses making available U.S. Dollar-denominated life insurance products to significant net worth individuals residing around the world. New competition could also cause the supply of insurance to change, which could affect our ability to price our products at attractive rates and thereby adversely affect our underwriting results. Although there are some impediments facing potential competitors who wish to enter the markets we serve, the entry of new competitors into our markets can occur, affording our customers significant flexibility in moving to other insurance providers. We experience competition primarily from the following sources around the world:
     Locally operated companies with local currency policies. We compete with companies formed and operated in the country in which our foreign insureds reside. Generally, these companies are subject to risks of currency fluctuations, and use mortality tables based on experience of the local population as a whole. These mortality tables are typically based on significantly shorter life spans than those we use. Also, as a result of the foregoing factors, the statistical cost of insurance for these companies tends to be higher than ours. However, they hold their assets in local currencies, which may be preferable to some potential customers.
     Companies foreign to the countries in which policies are sold but that issue local currency policies. Another group of our competitors consists of companies that are foreign to the countries in which the policies are sold but use the local currencies of those countries. Local currency policies provide the benefit of assets located in the country of foreign residents but entail risks of uncertainty due to local currency fluctuations as well as the perceived instability and weakness of local currencies. We have observed that local currency policies, whether issued by foreign or locally operated companies, tend to focus on universal life insurance and annuities instead of whole life insurance as we do.

     Foreign operated companies with U.S. dollar policies. We also face direct competition from companies that operate in the same manner as we do. We compete using our history of performance and our products.
     Competitors in our international markets include National Western Life Insurance Company, Best Meridian Insurance Company and to a lesser extent, Pan American Life Insurance Company and American International Group, Inc. There can be no assurances that competition from the above companies will not adversely affect our business.
     Our ability to compete is dependent upon, among other things, our ability:
•	to attract marketing organizations and individuals who will market our products;

•	to market our insurance products;

•	to develop competitive and profitable products; and

•	to maintain our underwriting and claims handling criteria.
We are subject to extensive governmental regulation in the U.S., which increases our costs and could restrict the conduct of our business.
     We and our U.S. life insurance subsidiaries are subject to extensive regulation and supervision in the U.S. jurisdictions in which we and they do business. This regulation is generally designed to protect the interests of policyholders, as opposed to stockholders and other investors. To that end, the laws of the various states establish insurance departments with broad powers with respect to such things as:
•	licensing companies to transact business;

•	authorizing lines of business;

•	mandating capital and surplus requirements;

•	imposing dividend limitations;

•	regulating changes in control;

•	licensing agents and distributors of insurance products;

•	placing limitations on the minimum size of life insurance contracts;

•	restricting companies’ ability to enter and exit markets;

•	admitting statutory assets;

•	mandating certain insurance benefits;

•	restricting companies’ ability to terminate or cancel coverage;

•	requiring companies to provide certain types of coverage;

•	regulating premium rates, including the ability to increase premium rates;

•	approving policy forms;

•	regulating trade and claims practices;

•	imposing privacy requirements;

•	establishing reserve requirements and solvency standards;

•	restricting certain transactions between affiliates;

•	regulating the content of disclosures to debtors in the credit insurance area;

•	mandating assessments or other surcharges for guaranty funds;

•	regulating market conduct and sales practices of insurers and their marketers; and

•	restricting contact with consumers, such as the recently created national “do not call” list, and imposing consumer protection measures.
     The capacity for an insurance company’s growth in premiums is partially a function of its statutory regulatory surplus. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by insurance regulatory authorities. Failure to maintain required levels of statutory surplus could result in increased regulatory scrutiny and enforcement action by regulatory authorities.
     If we are unable to maintain all required licenses and approvals, or if our U.S. domestic insurance business is determined not to fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, our business could be harmed. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals, and could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. Any of these actions could materially adversely affect our results of operations and financial condition.
We are unable to quantify the effect of foreign regulation of our insurance business if regulation were to be imposed on us, but we believe we could expend substantial amounts of time and incur substantial expense in complying with any foreign regulation, and we may decide to withdraw from the particular market where the regulation was imposed.
     We do not have any assets or employees in foreign countries. In connection with business from foreign countries, we only accept applications at our executive office in Austin, Texas. In addition, we require premium payments to be in U.S. dollars, which may include checks drawn on U.S. banks. As a result, we have not been subject to regulation in the foreign countries from which we receive applications for insurance. Although we provide insurance to foreign nationals, independent associates and marketing consulting firms, rather than our employees, submit the applications. In addition, we do not at present ensure that our independent sales associates certify as to compliance with foreign securities laws in connection with the ability of foreign nationals to assign policy dividends to a non-U.S. trust for the purpose of accumulating our Class A common stock. We are unable to predict whether foreign regulation will be asserted or implemented in the future. If this was to happen, and we were to agree to submit to such regulation, we would expect to devote significant amounts of time and incur substantial ongoing expenses in complying with any foreign regulation imposed on us. We have not sought or obtained any opinion of counsel addressing whether we may be required to qualify to do business or become licensed as an insurer in any foreign country, or whether the above trust arrangements are subject to foreign securities laws, nor have we sought or obtained any order or declaration of any foreign regulatory authority or court relating to these issues.

Changes in U.S. regulation may reduce our profitability and limit our prospective growth.
     State insurance regulators and the National Association of Insurance Commissioners (NAIC), regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and thus could adversely affect our financial condition and results of operations.
     In December 2004, the NAIC approved amendments to its model Producer Licensing Act. The amendments contain new disclosure requirements for producers regarding compensation arrangements. If adopted, the NAIC amendments would require producers to disclose to customers, in certain circumstances, information concerning compensation arrangements with producers. The NAIC also directed its Executive Task Force on Broker Activities to further consider the development of additional requirements for recognition of a fiduciary responsibility on the part of producers, disclosure of all quotes received by a broker and disclosures relating to reinsurance arrangements between insurers and reinsurance companies affiliated with a producer. We cannot predict the effect the NAIC’s recent compensation disclosure amendments or anticipated future activities in this area, at the NAIC or state level, will have on influencing future legal actions, changes to business practices or regulatory requirements applicable to us.
     Currently, the U.S. Government does not regulate directly the insurance business. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, including the Sarbanes-Oxley Act of 2002, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals include “The State Modernization and Regulatory Transparency Act,” which would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the insurance business, including rates, agent and company licensing and market conduct examinations. We cannot predict whether this or other proposals will be adopted, or what impact, if enacted, such laws may have on our business, financial condition or results of operations.
     Many of our independent marketers also operate in regulated environments. Changes in regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products. Accordingly, these changes could have an adverse effect on our financial condition and results of operation.
     Changes in laws and regulations that apply to us and our marketing representatives may materially increase our expense of doing business, thus having an adverse effect on our financial condition and results of operations.

Reinsurers with which we do business may not honor their obligations, leaving us liable for the reinsured coverage, and our reinsurers could increase their premium rates.
     We reinsure certain risks underwritten by our various operating segments, including life and casualty. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. The high cost of reinsurance or lack of affordable coverage could adversely affect our operating results.
     Although our reinsurers are liable to us to the extent of the ceded reinsurance, we remain liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate our obligation to pay claims. We are subject to credit risk with respect to our ability to recover amounts due from reinsurers. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. A reinsurer’s insolvency, underwriting results or investment returns may affect its ability to fulfill reinsurance obligations.
     Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling or unable to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could materially adversely affect our results of operations and financial condition.
     For the majority of our business we retain only the first $100,000 of risk on any one life and cede the remaining risk to our reinsurers, with the remainder of our policies having lower levels of retained risk. In 2005, we reinsured $222 million of face amount of our life insurance policies, and in 2004 we reinsured $265 million of face amount of our life insurance policies. Amounts reinsured in 2005 and 2004 represented approximately 5.2% and 6.6%, respectively, of the face amount of life insurance in effect in those years. Although the cost of reinsurance is, in some cases, reflected in premium rates, under certain reinsurance agreements, the reinsurer may increase the rate it charges us for reinsurance. If the cost of reinsurance were to increase with respect to policies for which we have guaranteed the rates, we could be adversely affected.
The failure to effectively maintain and modernize our information systems could adversely affect our business.
     Our business is dependent upon our ability to keep up to date with technological advances. This is particularly important in our life insurance operations, where our information systems are critical to the operation of our business. Our failure to update these systems to reflect technological advancements or to protect our systems may adversely affect our ability to do business.
     We must maintain and enhance our existing information systems and develop new information systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition. If we do not maintain adequate systems we could experience adverse consequences, including:
•	inadequate information on which to base pricing, underwriting and reserve decisions;

•	the loss of existing customers;

•	difficulty in attracting new customers;

•	customer and marketer disputes;

•	regulatory problems, such as failure to meet prompt payment obligations;

•	litigation exposure; or

•	increases in administrative expenses.
     In addition, our management information, internal control and financial reporting systems may need further enhancements and development to satisfy the financial and other reporting requirements of being a public company. There is a risk that we may not be able to adequately upgrade and improve our information systems on an ongoing basis, which could have an adverse effect on our business.
     To the extent that we fail to remediate our current system of internal controls to an effective level with regard to weaknesses identified in the latter part of 2006, there is a risk that we may not be able to report our financial results accurately. As a result, our business could be harmed, and current and potential investors could lose confidence in our financial reporting, which could have a negative effect on the trading price of our securities.
     Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. If we are unable to provide reliable financial reports or prevent fraud, our operating results and the market value of our securities could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement.
     As discussed in our 2005 Annual Report on Form 10-K, we concluded that we had remediated all previously identified material weaknesses in our disclosure and financial reporting controls. However, as discussed in Item 4 of our September 30, 2006 Quarterly Report on Form 10-Q, during the course of preparing the financial statements for that report, we discovered cumulative misstatements of approximately $3.0 million that were attributed to periods prior to December 31, 2004. As we discussed in Item 4, we intend to make adjustments to our accounts at the end of 2006, in accordance with recent guidance from the SEC as set forth in Staff Accounting Bulletins 99 and 108, concerning the process of quantifying and reporting financial statement misstatements. Based on the accounting treatment allowed under Staff Accounting Bulletin 108 after applying a dual method to evaluate the materiality of misstatements, the net adjustment will be recorded by increasing our retained deficit as of January 1, 2006 and making corresponding adjustments to multiple balance sheet accounts.
     We have determined that not identifying and quantifying these misstatements on a timely basis is indicative of a material weaknesses in our disclosure controls and controls over financial reporting. Although, as discussed in our 2005 Form 10-K, we made substantial improvements to previously identified weaknesses, we did not implement sufficient procedures for the timely review of supporting work papers and documentation for prior accounting periods, where the effects of prior misstatements could materially affect the financial statements for subsequent reporting periods. These processes should have included not only a review of these materials, but also adequate analyses to assure that the accounting treatment conformed with U.S. Generally Accepted Accounting Principles. In response to these weaknesses, we have developed additional controls and procedures, which we are in the process of implementing and testing.
     We have devoted significant resources to remediate and improve our internal controls, and we have been monitoring the effectiveness of our improved procedures. We also intend to continue reviewing our procedures and implementing further improvements or changes to our internal control procedures as necessary or warranted. However, we cannot be certain that these measures will ensure the continued adequacy of our controls over our financial processes and reporting in the future, or that there are no additional, existing, but as yet undiscovered, weaknesses that we need to address.
Failure to protect confidential information and privacy could result in the loss of customers, reduction to our profitability and subject us to fines and penalties.
     Our insurance subsidiaries are subject to privacy regulations and to confidentiality obligations. We also have legal obligations to protect certain confidential information we obtain from our existing vendors. These obligations generally include protecting confidential information in the same manner and to the same extent as we protect our own confidential information. The actions we take to protect confidential information include among other things:
•	monitoring our record retention plans and any changes in state or federal privacy and compliance requirements;

•	drafting appropriate contractual provisions into any contract that raises proprietary and confidentiality issues;

•	maintaining secure storage facilities for tangible records; and

•	limiting access to electronic information in order to safeguard certain current information.
     In addition, the Gramm-Leach-Bliley Act requires that we deliver a notice regarding our privacy policy both at the delivery of the insurance policy and annually thereafter. Certain exceptions are allowed for sharing of information under joint marketing agreements. However, certain state laws may require individuals to opt in to information sharing instead of being immediately included. Additionally, when final U.S. Treasury Department regulations are promulgated in connection with the USA Patriot Act, we will likely have to expend additional resources to tailor our existing efforts to the new rules.
     We have and maintain a written information security program with appropriate administrative, technical and physical safeguards to protect such confidential information. If we do not comply with privacy regulations and protect confidential information we could experience adverse consequences, including regulatory problems, loss of reputation and litigation.

The insurance business in which we operate may be subject to periodic negative publicity, which may negatively impact our financial results.
     The nature of the markets for the insurance products we provide, including international life and home service, is that we interface with and distribute our products to individual consumers. There may be a perception that these purchasers may be unsophisticated and in need of consumer protection. Accordingly, from time to time, consumer advocate groups or the media may focus attention on our products, thereby subjecting us to periodic negative publicity. We may also be negatively impacted if another insurance company engages in practices resulting in increased public attention to our businesses. Negative publicity may result in lower sales of insurance, increased regulation and legislative scrutiny of industry practices as well as increased litigation, which may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products, requiring us to change our products or increasing the regulatory burdens under which we operate.
General economic, financial market and political conditions may adversely affect our results of operations and financial condition.
     Our results of operations and financial condition may be materially adversely affected from time to time by general economic, financial market and political conditions, both in the U.S. and in the foreign countries where our non-U.S. policy owners reside. These conditions include economic cycles such as:
•	insurance industry cycles;

•	levels of employment;

•	levels of consumer spending;

•	levels of inflation; and

•	movements of the financial markets.
     Fluctuations in interest rates, monetary policy, demographics, and legislative and competitive factors also influence our performance. During periods of economic downturn, individuals and businesses may choose not to purchase our insurance products and other related products and services, may terminate existing policies or contracts, permit them to lapse or may choose to reduce the amount of coverage purchased.
The inability of our subsidiaries to make payments to us in sufficient amounts for us to conduct operations could harm our ability to meet our obligations.
     As a holding company whose principal assets are the capital stock of our subsidiaries, we will rely primarily on statutorily permissible payments from our subsidiaries to meet our obligations for payment of corporate expenses. The ability of our subsidiaries to make payments to us and to make other payments in the future will depend on their statutory surplus (which is the excess of assets over liabilities as determined in accordance with statutory accounting principles set by state insurance regulatory authorities), future statutory earnings (which are earnings as determined in accordance with statutory accounting principles) and regulatory restrictions. Except to the extent that we are a creditor with recognized claims against our subsidiaries, claims of the subsidiaries’ creditors, including policyholders, have priority with respect to the assets and earnings of the subsidiaries over the claims of our creditors. If any of our subsidiaries becomes insolvent, liquidates or otherwise reorganizes, our creditors and stockholders will have no right to proceed against the assets of that subsidiary or to cause the liquidation, bankruptcy or winding-up of the subsidiary under applicable liquidation, bankruptcy or winding-up laws.
The price of our Class A common stock may be volatile and may be affected by market conditions beyond our control.
     Our Class A share price is likely to fluctuate in the future because of the volatility of the stock market in general and as a result of a variety of other factors, many of which are beyond our control, including:
•	quarterly variations in actual or anticipated results of our operations including for individual products;

•	interest rate fluctuations;

•	changes in financial estimates by securities analysts;

•	our failure to meet the expectations of securities analysts and investors; and

•	actions or announcements by our competitors.
Class A common stockholders will always be minority holders who will not control us, will have a limited ability to influence our business policies and corporate actions, and will not by themselves be able to elect any directors.
     It is difficult for our minority stockholders to elect any of our directors or otherwise exert influence over our business. Our outstanding Class B common stock elects a simple majority of our board of directors. All of the Class B common stock is owned indirectly by Harold E. Riley, Chief Executive Officer and Chairman of the Board, through the Harold E. Riley Trust. Additionally, Mr. Riley is the largest Class A stockholder. Therefore, Mr. Riley has virtually complete control over significant corporate transactions. These factors would also make it more difficult and time consuming for a third party to acquire control of, or to change, our board of directors.
Our articles of incorporation, bylaws and insurance laws may discourage takeovers and business combinations that our stockholders might consider in their best interests.
     Our articles of incorporation and bylaws, as well as various state insurance laws, may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For instance, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

     Our articles of incorporation and bylaws may also make it difficult for stockholders to replace or remove our directors. These provisions may facilitate entrenchment of our directors, that may delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.
     The following provisions in our articles of incorporation and bylaws have anti-takeover effects that may delay, defer or prevent a takeover attempt. In particular, our articles of incorporation and bylaws:
•	provide that our Class B common stock elects a simple majority of our board of directors; all of such stock is beneficially owned by Harold E. Riley; and

•	permit our board of directors to issue one or more series of preferred stock.
     State insurance laws generally require prior approval of a change in control of an insurance company. Generally, such laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the insurer. In considering an application to acquire control of an insurer, an insurance commissioner generally will consider such factors as the experience, competence and financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the acquirer’s plans for the management and operation of the insurer, and any anti-competitive results that may arise from the acquisition. In addition, a person seeking to acquire control of an insurance company is required in some states to make filings prior to completing an acquisition if the acquirer and the target insurance company and their affiliates have sufficiently large market shares in particular lines of insurance in those states. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.
You should not anticipate receiving cash dividends on your Citizens Class A common stock, because we have not paid any cash dividends and do not anticipate doing so in the foreseeable future.
     To date we have not paid cash dividends on our Class A common stock or Class B common stock, because it is our policy to retain earnings for use in the operation and expansion of our business. Thus, you should not rely on your investment in us for periodic dividend income. The only return on your investment in our Class A common stock will be the appreciation in its market value, if any.
There are a substantial number of shares of our Class A common stock eligible for future sale in the public market. The sale of a large number of these shares could cause the market price of our Class A common stock to fall.
     There were 40,264,448 shares of our Class A common stock outstanding as of November 30, 2006.
     The outstanding shares of our Series A-1 Convertible Preferred Stock were convertible, as of September 30, 2006, into 1,974,723 shares of Class A common stock at a conversion price of $6.33 per share. Although we have no present plans to do so, if we were to increase the Series A-1 Preferred Stock issue size from its existing $12.5 million up to a maximum of $25 million, then an additional 1,974,723 shares of our Class A common stock may be issuable upon conversion of those preferred shares.
     The unit warrants, which were also issued on July 12, 2004, entitled the investors to purchase from us up to $5 million of our Series A-2 Convertible Preferred Stock. Three of the four investors exercised their unit warrants, for an exercise price of approximately $3.75 million, before the unit warrants expired in October 2005. The three issuances of Series A-2 Preferred Stock are convertible into Class A common stock at conversion prices equal to 110% of the average market closing prices of the Class A common stock for the 30 trading days before the respective dates of issuance of the Series A-2 Preferred Stock to the three investors.
     The conversion, exercise and redemption prices set forth in this and the two following risk factors, along with the numbers of shares and warrants, except as otherwise provided in the amendment to our articles of incorporation establishing the Series A Preferred Stock, have been adjusted for the respective stock dividends paid December 31, 2004 and December 30, 2005.
     The three investors exercised their unit warrants in July, September and October 2005. Upon exercise, these three investors each acquired 1,338 shares of Series A-2 Preferred Stock, together totaling 4,014 shares. The Series A-2 Preferred Stock is convertible into Class A common stock at prices ranging from $6.11 to $7.26 per common share. In addition, in connection with their unit warrant exercises, the three investors received additional warrants to purchase a total of 151,349 shares of Class A common stock at exercise prices ranging from $6.72 to $7.99 per share.
     In connection with the issuance of Series A-1 Preferred Stock and associated warrants in July 2004, the finders with respect to these transactions received, as part of the finders’ compensation, warrants to purchase 98,977 shares of Series A common stock at an exercise price of $6.95 per share. In connection with the issuances of Series A-2 Preferred Stock and associated warrants in 2005, the finders received, as part of the finders’ compensation, warrants to purchase 27,621 shares of Class A common stock at exercise prices ranging from $6.72 to $7.99.
     Holders of the Series A Preferred Stock receive a 4% annual dividend that is payable by issuing Class A common stock. Furthermore, we could be obligated to issue a significant number of shares of Class A common stock if the Series A Preferred Stock and warrants noted above are exercised and converted.
     In addition, members of our management and other affiliates owned approximately 6,309,503 shares of our Class A common stock, representing approximately 14.6% of our outstanding Class A common stock as of December 31, 2005. Sale of a substantial number of the shares described above would likely have a significant negative affect on the market price of our Class A common stock.
     If our stockholders sell a large number of shares of our Class A common stock, or if we issue a large number of shares of our Class A common stock in connection with future acquisitions, financings, or other circumstances, the market price of shares of our Class A common stock could decline significantly. Moreover, the perception in the public market that our stockholders might sell shares of our Class A common stock could depress the market price of those shares.

Provisions of our Series A Preferred Stock may prevent or make it more difficult for us to raise funds or take certain other actions.
     In July 2004, we completed the private placement to four institutional investors of (i) an aggregate of 25,000 shares of our Series A-1 Senior Convertible Preferred Stock, and (ii) seven-year warrants to purchase up to an aggregate of 543,790 shares of our Class A common stock at an exercise price of $6.95 per share. In addition, Series A-2 Preferred stock and additional warrants were issued upon the exercise, by three of the four institutional investors, of their unit warrants as discussed in the immediately foregoing risk factor. Provisions of the currently outstanding Series A Preferred Stock may require us to obtain the approval of the holders of such shares, or otherwise trigger rights of first refusal or payment provisions, to (i) incur debt or allow liens on our property, other than certain permitted debt and liens, (ii) issue or sell additional shares of our Class A common stock, (iii) amend our articles of incorporation so as to affect adversely any rights of the preferred stockholders, (iv) authorize or create a new class of stock that will be senior or equal to the Series A Preferred Stock in terms of dividends, redemption or distribution of assets, or (v) take certain other actions. For example, we cannot incur debts of greater than $3 million without approval of the holders of the Series A Preferred Stock. These provisions may make it more difficult for us to take certain corporate actions and could delay, discourage or prevent future financings.
Holders of our Series A Preferred Stock have the right to require us to redeem their Series A Preferred Stock at any time, and we will be required to redeem any shares of Series A Preferred Stock that remain outstanding on the fifth anniversary of their issuance.
     The provisions of the Series A Preferred Stock require that if (i) at any time after the original issue date of the stock, the closing price of our Class A common stock for any 42 days is less than $5.50, or (ii) we issue Class A common stock or common stock equivalents for less than $6.11 per share, then the holders of the Series A Preferred Stock may require us to redeem their shares of Series A Preferred Stock at a price equal to the amount of the original holder’s original investment, plus all accrued but unpaid dividends thereon to the date of payment and any applicable penalties. The preferred holders’ right to require a redemption has been triggered under clause (i) above. Thus, they can require us to redeem their preferred stock at any time. In addition, we will be required to redeem any shares of the Series A Preferred Stock that remain outstanding on the fifth anniversary after their issuance at a price equal to the amount of the original holder’s original investment, plus all accrued but unpaid dividends thereon to the date of such payment.
     We can elect to pay the redemption price in shares of our Class A common stock if:
•	the average closing price of our Class A common stock is $3.50 per share or above;

•	we have sufficient number of shares of Class A common stock available for issuance;

•	our Class A common stock is listed on NYSE or other eligible market;

•	the shares of Class A common stock to be issued are registered under an effective registration statement;

•	the shares to be issued can be issued without violating the rules of the NYSE or any applicable trading market or a provision of our agreement with the holders;

•	we have not filed for protection under applicable bankruptcy laws; and

•	certain other enumerated conditions.
     We would likely pay the redemption price of any Series A Preferred Stock in shares of our Class A common stock, assuming we met the foregoing criteria. The number of shares of Class A common stock that we would be required to issue to redeem the preferred stock would be determined by dividing the sum of the stated value of $500 per preferred share, plus accrued dividends at 4% per annum (paid quarterly), by the lesser of $6.11 or 95% of the volume weighted average price per share of the common stock for 15 days before the redemption date.
     The number of additional shares of common stock that we may be required to issue to redeem these shares of Series A Preferred Stock could have a significant dilutive effect on the book value of the shares of Class A common stock held by existing stockholders.
     There can be no assurance that the holders of the Class A Preferred Stock will not elect to require us to redeem their shares. In addition, there are provisions of the Series A Preferred Stock, that could, under certain circumstances, including failure to meet the requirements enumerated above, require us to pay part or all of the redemption price in cash rather than common stock. If we are required or elect to redeem shares of the Series A Preferred Stock using cash, we may have to curtail our expansion and acquisition plans. In that event, we would likely try to raise additional capital by issuing new stock, but there can be no assurance that capital will be available on acceptable terms or at all.

TERMS AND CONDITIONS OF THE PLAN
     The following discussion sets forth the provisions of the plan that we believe will be most important to participants and prospective participants in the plan.
     The Transaction and Fee Table that is attached to this prospectus as Appendix B, sets forth in summary form the transaction types, the minimum and maximum permitted investments, and the Transaction Fees associated with the respective transaction types. The information set forth in the Transaction and Fee Table is discussed in more detail below. In addition, for a more complete understanding, you should refer to the copy of the plan that is included at the end of this prospectus as Appendix A
Am I eligible to participate in the plan?
     The plan may be offered to owners of insurance policies issued by the Company or our subsidiaries, existing holders of Class A common stock, our employees or members of our marketing force. Copies of this prospectus will be provided to members of these groups upon their request. We are also permitted, at our option, to distribute copies of this prospectus to members of these groups without first receiving a request.
     The plan may also be offered to other persons who are not solicited by the plan administrator or any of our representatives or agents with respect to the plan, but who make inquiries regarding the plan to us or the plan administrator. A copy of this prospectus may be delivered to persons who make these inquiries (who are not members of one of foregoing groups in the preceding paragraph) only upon their request.
     EXCEPT FOR DELIVERY OF COPIES OF THIS PROSPECTUS AND RELATED MATERIALS, WE HAVE NOT AUTHORIZED ANY OF OUR PERSONNEL TO ANSWER QUESTIONS OR RESPOND TO INQUIRIES CONCERNING THE PLAN, AND YOU MUST INSTEAD CONTACT THE PLAN ADMINISTRATOR. Any person who contacts us concerning the plan will be referred to the plan administrator for responses to the person’s questions and inquiries.
     If you wish to participate in the plan, you may do so only after receiving a copy of this prospectus, and you must complete an enrollment form, return it to the plan administrator and comply with any other applicable requirements as set forth below and in the copy of the plan included at the end of this prospectus and as may be communicated to you by the plan administrator.
     Following are additional features and requirements relating to participation in the plan:
•	Owners of our insurance policies may elect to have policy benefits, including dividends, automatically invested in Class A common stock through the plan. Likewise, members of our marketing force may elect to have commissions automatically invested in Class A common stock through the plan.

•	If you do not currently own any of our Class A common stock, you may join the plan, as set forth above, and by making an initial investment of at least $250, but not more than $120,000 in any calendar year. However, if you are one of our policyholders, a registered holder of our Class A common stock, or a member of our marketing force, and you elect to assign your policy benefits (including dividends paid on life insurance policies) or commissions to the plan, this $250 minimum requirement does not apply.
•	If you do not currently own any of our Class A common stock, you can get started in the plan by returning a completed enrollment form to the plan administrator, along with your check payable to: Computershare – Citizens, Inc. You can also join the plan via the Internet at www.computershare.com and fund your initial investment with a one-time online bank debit from your U.S. bank account. Alternatively, you can agree to authorize a minimum of ten consecutive automatic deductions of at least $25 each from your U.S. bank account to fund the amount of your initial investment. The plan administrator will arrange for the purchase of shares for your account but will not pay interest on amounts held pending investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you.

•	If you already own our Class A common stock and your shares are registered in your name, you may join the plan by returning a completed enrollment form to the plan administrator. Alternatively, you may enroll via the Internet at www.computershare.com and follow the instructions provided. IN ADDITION, YOU MAY TRANSFER SHARES YOU ALREADY OWN INTO THE PLAN AT NO ADDITIONAL COST.

•	If your shares are held in a brokerage, bank or other intermediary account, and you wish to participate directly in the plan, you should direct your broker, bank or trustee to register some or all of your shares of Class A common stock directly in your name.
Can I participate in the plan if I am a non-U.S. resident?
     If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder and to refuse participation in the plan to any person if it deems it advisable under any foreign laws or regulations.
What are my Investment Options?
     Once enrolled in the plan, you have the following investment options:
•	ASSIGNMENT OF POLICY BENEFITS OR COMMISSIONS. Subject to such terms as we may require, if you are one of our policyholders, you may assign policy benefits, including dividends on a life insurance policy, to the plan to be invested in our Class A common stock. Similarly, if you are a member of our marketing force, you may assign commission earned upon sale of insurance policies to the plan for investment in Class A common stock.

•	OPTIONAL CASH INVESTMENTS. You may purchase additional shares of our Class A common stock by using the plan’s optional cash investment feature. You must invest at least $25 at any one time but not more than $120,000 in a calendar year. We will not pay interest on amounts held pending investment.
You may make optional cash investments by sending a check (not cash) to the plan administrator payable to: Computershare — Citizens, Inc. To facilitate processing of your investment, please use the transaction stub located on the bottom of your plan statement. Mail your investment and transaction stub to the address specified on the statement. You may also invest by making a one-time online bank debit from your U.S. bank account. To invest on a regular, periodic basis, you may authorize monthly automatic deductions of $25 or more from your U.S. bank account. A $35 fee will be assessed for a check that is returned for insufficient funds or for a failed electronic funds transfer from a U.S. bank account.
•	DIVIDEND REINVESTMENT. If we declare any cash dividends on our Class A common stock in the future, you may choose to reinvest the dividends on all, none or any portion of your shares toward the purchase of additional shares of Class A common stock. However, historically we have not paid cash dividends on our Class A common stock and we do not presently have plans for doing so. You can change your dividend reinvestment election at any time by notifying the plan administrator. For a particular dividend to be reinvested, your notification must be received before the record date for that dividend.
How are my shares purchased?
     Shares of our Class A common stock purchased under the plan will be shares purchased by the plan administrator through its broker on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery, etc., as the plan administrator may accept. The investment price of our Class A common stock purchased will be the weighted average price incurred in connection with the purchase of such shares. Any applicable service and trading fees will be deducted from the amount you invest prior to the purchase of shares. In the unlikely event that, due to unusual market conditions, the plan administrator is unable to invest the funds within 35 days, the plan administrator will return the funds to you by check. No interest will be paid on funds held by the plan administrator pending investment. Shares will be purchased beginning on an investment date, which means each business day on which the plan administrator determines that sufficient optional cash investments, initial cash investments, policy dividends and assigned policy benefits (including policy dividends) and commissions have been received and not previously invested to warrant investing amounts in our Class A common stock. However, there will be at least one investment date in any week in which the plan administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions, or any dividends for investment.
     After deduction of any applicable service and trading fees, your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the amount invested with respect to your plan account, divided by the price per share of such shares for all purchases for all plan participants for an investment date.
     Unless you request one, a certificate for any shares of Class A common stock purchased under the plan will not be issued. The number of shares purchased for your account under the plan will be shown on your statement of account in book-entry form. This feature protects against loss, theft or destruction of stock certificates.
How do I sell my shares out of the plan?
     You may sell any number of shares held in your plan account by notifying the plan administrator by telephone, over the Internet or in writing. If you have a certificate for any shares which you desire to sell, it will be necessary for you to deliver the certificate as the plan administrator directs in order to effect the sale. The shares will be sold on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions, upon such terms with respect to price, delivery and related terms, as the plan administrator may accept. The plan administrator will arrange for sales to be made as soon as practicable. The sale price will be the weighted average of the market prices of all shares sold for plan participants, less a $15 service fee payable to the plan administrator, a trading fee of $.12 per share (which includes any applicable brokerage commissions the plan administrator is required to pay) and applicable taxes. Please note that the plan administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All requests are final. The plan administrator will mail a check to you on the settlement date, which is three business days after your shares have been sold. Please allow an additional five to seven business days from the settlement date for the post office to deliver your check.
May I gift my shares out of the plan?
     You may gift or transfer all or part of your shares to any recipient you choose by completing and signing a gift/transfer request provided by the plan administrator. If the recipient is already a participant in the plan, the shares will be credited to the participant’s account. The additional shares in the participant’s account will be subject to whatever election the recipient has made concerning dividend reinvestment. If the recipient is not a participant, a new account will be opened in the recipient’s name, and you may make a dividend reinvestment election on behalf of the recipient. However, the recipient at any time may change the dividend reinvestment election or terminate the recipient’s participation in the plan.
     You must have your signature guaranteed by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificate or transfer instructions is in fact the registered owner as the name appears on the stock certificate or stock power.
     If you need additional assistance, please contact the plan administrator.
How do I obtain my stock certificates?
     Certificates for any number of whole shares credited to your account under the plan will be issued upon your request by telephone, over the Internet or in writing. Unless you request otherwise, shares for which a certificate is issued to you will be subject to whatever election you have made concerning dividend reinvestment. Any remaining shares will continue to be credited in book-entry form to your account. Certificates for fractions of shares will not be issued, and you will instead receive a cash payment for the fractional share based on the then current market price of the stock less trading fees and applicable taxes.

What are the prices of shares purchased and sold through the plan?
     The purchase price of the Class A common stock purchased for you under the plan will be the weighted average price per share of all shares purchased for an investment date. Likewise, the sale price of your shares will be the weighted average sale price per share of all shares sold under the plan on the day your sales request is processed by the plan administrator.
What are the transaction fees (service and trading fees, taxes, and other expenses) relating to participation in the plan?
A service fee, if applicable, a trading fee and any applicable taxes will be deducted from the amount you invest prior to the purchase of shares with the remainder.
If you sell shares through the plan, any service fee, a trading fee and any applicable taxes payable will be deducted from the sales proceeds and you will receive a check for the net proceeds of sale.
We will otherwise pay most of any costs, fees and expenses to the administrator of the plan.
The Transaction Fees transaction types are set forth on the Transaction and Fee Table, attached as Appendix B to this prospectus.
How is my investment tracked?
     The plan administrator will send a statement of account to you at least once a year, and will send additional statements upon your reasonable request. In addition, the plan administrator will send statements to you when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.
     Please retain your plan statements to establish the cost basis of shares purchased under the plan for income tax and other purposes.
     You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.
How do I withdraw from participation in the plan?
     You may withdraw from the plan at any time. In order to withdraw from the plan, you must provide notice instructing the plan administrator to terminate your account. The plan administrator must receive such notice before the close of business on the record date for any dividend payment in order for the termination of your account to be effective for such dividend payment date. To terminate your account, call, write or submit your request through the Internet to the plan administrator.
     If you have assigned benefits from one of our life insurance policies, or sales commissions, you must also notify us in writing of your desire to terminate this assignment.
     Our shares of Class A common stock are eligible for inclusion in the Direct Registration System (“DRS”) administered by The Depository Trust Company. Under the DRS, the plan administrator will continue to hold your shares in book-entry form unless you request a certificate for any full shares and a check for any fractional share. Alternatively, you may request the sale of all or part of any such shares or have the plan administrator electronically transfer your shares to your brokerage account. The plan administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the Class A common stock, net of any service and trading fees and applicable taxes.
     After you withdraw from the plan, you may rejoin the plan at any time by filing a new enrollment form with the plan administrator. However, the plan administrator has the right to reject such enrollment form if you repeatedly join and withdraw from the plan, or for any other reason. The plan administrator’s exercise of such right is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term stockholder investment service.
What are some of the tax consequences of my participation in the plan?
     This is a general discussion of the U.S. federal income tax consequences of the plan. You should consult your own tax advisor with respect to the tax consequences of participation in the plan (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.
     You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your plan account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for a fractional share credited to your account. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares, plus brokerage commissions paid). In order to determine the tax basis for shares in your account, you should retain all account statements.
     Cash dividends (if we were to declare any) reinvested under the plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. If we were to pay dividends, they would be reported, whether or not reinvested, to you and the U.S. Internal Revenue Service shortly after the close of each year. In addition, the Internal Revenue Service may require that any per share trading fees (which includes any brokerage commissions the plan administrator is required to pay) incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.
     If you are a foreign stockholder, your dividends are subject to federal income tax withholding at the treaty rate. If applicable, the appropriate amount will be withheld and the balance in shares will be credited to your account. If you are a non-resident alien or a non-U.S. corporation, partnership, or other entity, you are subject to a withholding tax on dividends earned on your plan shares. You also may be subject to the “backup withholding” provisions of the Internal Revenue Code with respect to any dividends or proceeds from the sales of your shares if you fail to furnish a properly completed Form W-9 or its equivalent or are otherwise subject to backup withholding.

OTHER PROVISIONS
Plan Modification and Termination
     We reserve the right to suspend, modify or terminate the plan at any time. You will receive notice of any such suspension, modification or termination. We, together with the plan administrator, also reserve the right to change any administrative procedures of the plan.
Suspension or Termination
     We reserve the right to deny, suspend or terminate participation by a stockholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will notify you in writing and, unless you elect to terminate your participation in the plan, will continue to hold your shares, which are already in the plan, on your behalf but will no longer accept optional cash investments or reinvest your dividends.
Limitation of Liability
     The plan provides that neither we nor the plan administrator in administering the plan nor any independent agent will be liable for any act done in good faith or for the good faith omission to act in connection with the plan. This includes, without limitation, any claims of liability:
•	for failure to terminate your account upon your death prior to receiving written notice of such death; or

•	relating to purchase or sale prices of plan shares as reflected in your plan account; or

•	relating to the times at which purchases or sales of your plan shares take place; or

•	for any loss or fluctuation in the market value after purchase or sale of such shares.
     The foregoing does not represent a waiver of any rights you may have under applicable securities laws.
Where You Can Find More Information
     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Commission’s public reference room located at 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the operation of such public reference room. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Our Commission filings are also available to the public at the website maintained by the Commission at http://www.sec.gov. You may also inspect our Commission reports and other information at the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

     The Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Commission will automatically update and supersede such information. The following documents filed with the Commission are hereby incorporated by reference into this prospectus:
     (a) Our Annual Report on Form 10-K for the Year Ended December 31, 2005, filed on March, 16 2006, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
     (b) Our Proxy Statement on Schedule 14A filed on April 28, 2006;
     (c) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2006, filed on May 10, 2006;
     (d) Our Quarterly Report on Form 10-Q for the six months ended June 30, 2006, filed on August 9, 2006;
     (e) Our Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, filed on November 13, 2006;
     (f) Our Current Reports on Form 8-K, filed on March 23 and June 9, 2006; and
     (g) The description of our common stock contained in our Registration Statement on Form 8-A declared effective by the SEC on April 14, 1994.
     In addition, all documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will be deemed to be incorporated by reference into this prospectus until the plan is terminated.
     This prospectus is part of a registration statement that we filed with the Commission. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone (512) 837-7100.
LEGAL OPINION
     The legality of the Class A common stock covered by this prospectus has been passed upon for us by Jones & Keller, P.C., Denver, Colorado.

EXPERTS
     The consolidated financial statements and financial statement schedules of Citizens, Inc. as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.
TRANSFER AGENT AND REGISTRAR
     Our Transfer Agent and Registrar is Computershare Trust Company, N.A.

APPENDIX A
CITIZENS, INC. STOCK INVESTMENT PLAN, AS AMENDED
     Citizens, Inc., a Colorado corporation, hereby establishes the following Stock Investment Plan (the “Plan”).
     WHEREAS, the Company (as hereinafter defined) wishes to offer to certain clients and potential investors stock purchase opportunities and services in an effort to enhance the attractiveness to investors of the Company’s Class A common stock, no par value per share (“Common Stock”), and to offer to security holders the ability to maintain registered ownership of their securities in a manner which facilitates efficient purchases and sales of securities;
     WHEREAS, the Company is not an Affiliate (as hereinafter defined) of the Administrator, and has been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (as defined herein) for a period of at least 90 days;
     WHEREAS, the purposes of the Plan are to provide a convenient and economical means for new investors and other clients of the Company and its subsidiaries to make an initial investment in Common Stock, and for existing holders of Common Stock to have all, part or none of their dividends automatically reinvested in shares of Common Stock, and to purchase additional shares of Common Stock, and to facilitate registered ownership of Common Stock;
     WHEREAS, the Plan will include an Investor Registration Option feature enabling an investor to have its share ownership registered directly on the stock records of the Company while providing investors with a safe, efficient and inexpensive alternative to certificate-based or nominee ownership;
     NOW, THEREFORE; the following Stock Investment Plan is hereby established:
ARTICLE I
DEFINITIONS
     The terms defined in this Article I shall, for all purposes of this Plan, have the following respective meanings:
     Account. The term “Account” shall mean, as to any Participant, the account maintained by the Administrator evidencing (i) the shares (and/or fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares (a) purchased through the Plan or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof, and credited to such Participant and (ii) cash held in the Plan pending investment in Common Stock for such Participant.
     Account Shares. The term “Account Shares” shall mean all shares (including any fraction of a share) of Common Stock, consisting of Plan Book-Entry Shares, credited to and included in the Account of a Participant by the Administrator, that are (a) purchased through the Plan and/or (b) deposited by such Participant into the Plan pursuant to Section 4.1 hereof. Any references herein to shares of Common Stock deposited into the Plan or purchased through the Plan (through optional cash investments or reinvestment of Dividends, policy benefits or commissions) shall mean Plan Book-Entry Shares held in a Participant’s Account.

     Administrator. The term “Administrator” shall mean Computershare Trust Company, N.A. Certain services will be provided by Computershare Shareholder Services, Inc., a registered transfer agent and an affiliate of the Administrator. In connection with the Plan, the Administrator shall be deemed an agent independent of the Company who satisfies applicable legal requirements (including, without limitation, the requirements of Regulation M under the Exchange Act), for purposes of making open market purchases and sales of Common Stock under the Plan.
     Business Day. The term “Business Day” shall mean any day, excluding Saturdays, Sundays and legal holidays, on which federally chartered banks in the State of New York are regularly open for business.
     Certificated Shares. The term “Certificated Shares” shall mean any Common Stock for which a Participant has received and holds a certificate in the Participant’s name evidencing such shares.
     Common Stock. The term “Common Stock” is defined in the Recitals of this Plan.
     Company Share Purchase Price. The term “Company Share Purchase Price,” when used with respect to both whole and fractional shares, shall mean the weighted average price per share of all shares purchased for an Investment Date. Both whole and fractional shares purchased for an investment date will have the same purchase price.
     DRS Book-Entry Shares. The term “DRS Book-Entry Shares” shall mean shares held in book-entry form in a Participant’s name through the Direct Registration System administered by The Depository Trust Company.
     Dividend. The term “Dividend” shall mean cash dividends paid on Common Stock.
     Enrollment Form. The term “Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is an existing registered owner of Common Stock pursuant to Section 2.1 hereof, or a Participant’s changing the Participant’s options under the Plan pursuant to Section 6.1 hereof, or a Participant’s depositing shares of Common Stock into the Plan pursuant to Section 4.1 hereof.
     Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     Initial Enrollment Form. The term “Initial Enrollment Form” shall mean the documentation that the Administrator and/or Company shall require to be completed and received prior to the enrollment in the Plan of an investor that is not an existing registered owner of Common Stock pursuant to Section 2.1 hereof. At the time of the initial enrollment in the Plan, the investor’s Enrollment Form shall contain a certification of its taxpayer identification number.

     Irrevocable Stock Power. The term “Irrevocable Stock Power” shall mean the documentation which the Participant completes and submits to the Administrator prior to such Participant’s gift or transfer of Account Shares pursuant to Section 5.2 hereof.
     IRS. The term “IRS” shall mean the Internal Revenue Service.
     Investment Date. The term “Investment Date” shall mean each Trading Day on which the Administrator determines that sufficient optional cash investments pursuant to Section 2.4 hereof and/or initial cash investments pursuant to Section 2.3 hereof and/or Dividends and/or assigned benefits and commissions have been received and not previously invested to warrant investing such optional cash investments and/or initial cash investments and/or assigned benefits and commissions or reinvesting such Dividends in Common Stock pursuant to Article III hereof; provided, however, that there shall be at least one Investment Date for optional cash investments during each period beginning on Monday of each week and ending on Friday of the same week in which the Administrator receives at least one optional cash investment, one initial cash investment, any assigned benefits or commissions. The Investment Date for reinvesting Dividends shall be the Dividend payment date or the next Trading Day if the Dividend payment date is not a Trading Day.
     Market Share Purchase Price. The term “Market Share Purchase Price,” when used with respect to shares of Common Stock purchased in the open market, shall mean the weighted average purchase price per share of the aggregate number of shares purchased in the open market for the associated Investment Date, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the total investment amount, and the net amount remaining is invested.
     Market Share Sales Price. The term “Market Share Sales Price,” when used with respect to shares of Common Stock sold in the open market, shall mean the weighted average sales price per share of the aggregate number of shares sold in the open market for the date any sale is made, not including any brokerage commissions or other Transaction Fees. However, Transaction Fees are deducted from the gross proceeds of sale, and the net amount remaining is paid out.
     Maximum Amount. The term “Maximum Amount” is defined in Section 2.4 hereof.
     Non-United States Resident. The term “Non-United States Resident” shall mean a Person that is a citizen or resident of, or is organized or incorporated under, or has its principal place of business in, a country other than the United States, its territories and possessions.
     Participant. The term “Participant” is defined in Section 2.1 hereof.
     Participant’s Total Position. The term “Participant’s Total Position” shall mean the total shares of Common Stock held by the Participant, whether evidenced by one or more certificates in the Participant’s name or held as DRS Book-Entry Shares or Plan Book-Entry Shares, as to which the Participant may designate that any Dividends on all, part or none of the number of such shares shall be reinvested in Common Stock to be held as Plan Book-Entry Shares in the Participant’s Account.
     Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, unincorporated organization or other entity.

     Plan Book-Entry Shares. The term “Plan Book-Entry Shares” shall mean shares held in book-entry form, excluding DRS Book-Entry Shares, in a Participant’s name and in the Participant’s Account by the Administrator.
     Statement of Account. The term “Statement of Account” shall mean a written statement prepared by the Administrator and sent to a Participant pursuant to Section 6.6 hereof, which sets forth all information required by this Plan or applicable law.
     Trading Day. The term “Trading Day” shall mean any Business Day on which shares of the Common Stock are traded on the principal stock exchange, market, electronic quotation or over-the-counter system on which the Common Stock is listed or authorized for quotation or trading.
ARTICLE II
PARTICIPATION
     Section 2.1. Participation. Any Person (other than the Company), who (a) is a record holder of Common Stock, (b) is an employee of the Company or one of its subsidiaries, (c) is an owner of an insurance policy issued by the Company or one of its subsidiaries, (d) is a contracted marketing representative of the Company or one of its subsidiaries or (e) makes an unsolicited inquiry of the Administrator or the Company regarding the Plan, may elect to participate in the Plan; provided, however, that if such Person is a Non-United States Resident, he or she may be requested to provide evidence satisfactory to the Administrator that the Participant’s participation in the Plan would not violate local laws applicable to the Company, the Plan or such Non-United States Resident.
     In order to participate in the Plan:
     A Person that is a registered holder of Common Stock must complete and return to the Administrator an Enrollment Form.
     A person that is not a registered holder of Common Stock, must complete and return to the Administrator an Initial Enrollment Form and do at least one of the following:
     (i) have Common Stock for which the Participant is not the registered owner transferred to the Plan, pursuant to Section 4.1 hereof,
     (ii) make an initial cash investment pursuant to Section 2.3 hereof,
     (iii) elect to have insurance benefits invested in Common Stock pursuant to Section 2.2 hereof; or
     (iv) elect to have earned insurance commissions invested in Common Stock pursuant to Sections 2.3 and 2.4 below.
     Any Person who has met the above requirements to participate in the Plan and has not revoked such election to participate in the Plan is herein referred to as a “Participant.”

     Section 2.2. Reinvestment if Dividends. If and when the Company pays a cash Dividend on the Common Stock, a Participant may elect to have the Participant’s Dividends on all or a specified number of shares in the Participant’s Total Position invested in shares (including any fraction of a share) of Common Stock and credited to the Participant’s Account. The Dividends on the number of shares in the Participant’s Total Position that are not reinvested as provided above in this Section 2.2 will be paid to the Participant.
     Section 2.3. Initial Investment. A Person who is not a registered owner of Common Stock may become a Participant by making an initial payment of at least $250 but not more than $120,000, by check or electronic funds transfer payable to the Administrator, to be invested in Common Stock pursuant to Section 3.2 hereof; provided, however, that payment for such initial cash investment must be accompanied by a completed Initial Enrollment Form. For persons who are owners of a policy of insurance issued by the company or one of its subsidiaries, or a marketing associate for the Company and its subsidiaries whose “initial” investment is made through an assignment of benefit or commission, no minimum shall apply. An initial cash investment in shares of Common Stock may be made in the name of any Person so specified in the Initial Enrollment Form.
     Section 2.4. Optional Cash Investments. A Participant may elect to make payments at any time or from time to time to the Plan, by check or electronic funds transfer payable to the Administrator, for investment in Common Stock pursuant to Section 3.2 hereof; provided, however, that any Participant who elects to make optional cash investments pursuant to this Section 2.4 must invest at least $25 for any single investment and may not invest more than $120,000 in any calendar year (the “Maximum Amount”). For purposes of determining whether the Maximum Amount has been reached, initial cash investments pursuant to Section 2.3 shall be counted as optional cash investments. An optional cash investment in shares of Common Stock may be made in the name of any Person.
     Section 2.5. Registration. All interests in Common Stock held in a Participant’s Account must be registered on the records of the Company in the name of such Participant.
ARTICLE III
DIVIDEND REINVESTMENT, INVESTMENT OF OPTIONAL CASH PAYMENTS,
ASSIGNED BENEFITS OR COMMISSIONS AND INITIAL CASH PAYMENTS AND
COMMON STOCK PURCHASES
     Section 3.1. Dividend Reinvestment. Dividends (if and when paid by the Company) as to which reinvestment has been elected by a Participant shall be paid by the Company to the Administrator or its nominee on behalf of such Participant. Subject to this Article III, Dividends shall be reinvested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(a) hereof. No interest shall be paid on Dividends held pending reinvestment pursuant to this Article III.
     Section 3.2. Investment of Optional Cash Payments, Assigned Policy Benefits and Commissions and Initial Cash Payments. Subject to this Article III, any optional cash investments, assigned policy benefits or commissions and initial cash investments received by the Administrator of the Plan from a Participant shall be invested in shares of Common Stock purchased in the open market in the manner provided in Section 3.3(b) hereof. Optional cash investments, assigned benefits or commissions and initial cash investments not received by the Administrator at least two Business Days prior to an Investment Date need not be invested on such Investment Date; provided, however, that any such optional cash investments, assigned benefits or commissions and initial cash investments not invested on such Investment Date shall be invested beginning on the next succeeding Investment Date. No interest shall be paid on optional cash investments, assigned benefits, commissions or initial cash investments or assigned benefits or commissions held pending investment pursuant to this Article III.
     Section 3.3. Shares Purchased in the Open Market.
     (a) Reinvestment of Dividends in shares of Common Stock shall be governed by this Section 3.3(a). Beginning on an Investment Date for Dividends, the Administrator shall apply the amount of any Dividends paid to the Administrator on behalf of the Participants on such Investment Date to the purchase of shares of Common Stock in the open market.
     (b) Investment of optional cash investments, assigned benefits or commissions and/or initial cash investments in shares of Common Stock shall be governed by this Section 3.3(b). Beginning on each Investment Date for optional cash investments, the Administrator shall apply the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amounts received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date as set forth in Section 3.2 hereof), to the purchase of shares of Common Stock in the open market.
     Purchases in the open market pursuant to this Section 3.3 may begin on the applicable Investment Date and shall be completed (i) in the case of Dividends being reinvested, no later than 30 days from the date the Administrator received such Dividends and (ii) in the case of optional cash investments, assigned benefits or commissions and/or initial cash investments being invested, no later than 35 days from the date the Administrator received such investments. Any funds not so invested during the relevant period shall promptly be paid, without interest, to the relevant Participants.
     Open market purchases pursuant to this Section 3.3 may be made in ordinary brokerage transactions on any securities exchange on which the Common Stock is traded, in the over-the-counter market, or by negotiated transactions and may be upon such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree and that, in the case of optional cash investments, assigned benefits or commissions or initial cash investments, are not inconsistent with the relevant Participant’s instructions. With regard to open market purchases of shares of Common Stock pursuant to this Section 3.3, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. A Participant shall not have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the number of shares purchased, the manner in which purchases are effected, the selection of any broker or dealer who effects purchases (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such shares are to be purchased (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such purchases must be made in accordance with the terms and conditions of this Plan. For the purpose of making or causing to be made purchases of shares of Common Stock pursuant to this Section 3.3, the Administrator shall be entitled to commingle each Participant’s funds with those of all other Participants. The number of shares (and/or fraction of a share rounded to four decimal places) of Common Stock that shall be credited to a Participant’s Account with respect to an Investment Date to which this Section 3.3 applies shall be equal to (i) the sum of (A) the amount of any Dividends reinvested on any such Investment Date for such Participant’s Account and/or (B) the amount of any optional cash investments, assigned benefits or commissions and/or initial cash investments received by the Administrator from such Participant since the preceding Investment Date (excluding any amount received from such Participant within two Business Days of such Investment Date but including any amounts received from such Participant within two Business Days prior to the preceding Investment Date that were not invested on the preceding Investment Date as set forth in Section 3.2 hereof), less any amounts which the Participant is obligated to pay, divided by (ii) the Market Share Purchase Price with respect to such Investment Date. Such shares shall be registered directly on the stock records of the Company in the name of the Participant.
ARTICLE IV
DEPOSITED COMMON STOCK OR OTHER ELIGIBLE SECURITIES
     Section 4.1. Deposited Common Stock. A Participant may elect to (a) have certificates in the Participant’s name representing shares of Common Stock of which the Participant is the record holder deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and delivering such certificates (and, if required, Enrollment Form) to the Administrator or (b) have shares of Common Stock, of which the Participant is the beneficial owner, deposited into the Plan by completing an Enrollment Form, if required by Section 2.1 hereof, and authorizing the record holder to transfer such shares to the name of such Participant. Shares of Common Stock so deposited shall be maintained and registered in the name of the depositing Participant and credited to such Participant’s Account.
     Section 4.2. Withdrawal of Common Stock Deposited Pursuant to Section 4.1. Shares of Common Stock deposited pursuant to Section 4.1 hereof may be withdrawn from the Plan pursuant to Section 6.2 hereof.
ARTICLE V
SALE OF ACCOUNT SHARES; GIFT OR TRANSFER OF ACCOUNT SHARES
     Section 5.1. Sale of Account Shares. A Participant may request, at any time, that all or a portion of the Participant’s Account Shares be sold by notifying the Administrator to that effect. Subject to this Section 5.1, the Administrator shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws), but in no event later than five (5) Business Days, after receiving such sale instructions. As soon as practicable following the receipt of proceeds from such sale, the Administrator shall pay to such Participant an amount equal to the difference between (i) the product of (a) the Market Share Sales Price and (b) the number of the Participant’s Account Shares sold and (ii) any amounts which the Participant is obligated to pay.
     If instructions for the sale of all Account Shares for a Participant that has elected to have Dividends reinvested, in conjunction with such Participant’s termination from the Plan, are received by the Administrator near the record date but before the related payment date for any Dividend thereon, the sale shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends, and in its sole discretion, may either pay such Dividends to such Participant or reinvest such Dividends in shares on behalf of the Participant. In the event reinvestment is made, the Administrator will process the Participant’s termination as soon as practicable, but in no event later than five business days after the investment is completed.
     Open market sales of Account Shares pursuant to this Section 5.1 may be made in ordinary brokerage transactions on any securities exchange on which such Account Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms and subject to such conditions with respect to price and delivery to which the Administrator may agree. With regard to open market sales of Account Shares pursuant to this Section 5.1, neither the Company nor any Affiliate of the Company may exercise any direct or indirect control or influence over time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. A Participant shall not have any authority or power to direct the time or price at which Account Shares may be sold, the number of shares sold, the manner in which sales are effected, the selection of any broker or dealer who effects sales (provided that no such broker or dealer may be an Affiliate of the Company), or the markets on which such Account Shares are to be sold (including on any securities exchange, in the over-the-counter market or in negotiated transactions), except that the timing of such sales must be made in accordance with the terms and conditions of the Plan. For the purpose of making or causing to be made sales of Account Shares pursuant to this Section 5.1, the Administrator shall be entitled to aggregate sale orders of each Participant’s Account Shares with those of all other Participants.
     Section 5.2. Gift or Transfer of Account Shares. A Participant may, at any time, elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of the Participant’s Account Shares to the Account of another Participant or establish an Account for a Person not already a Participant by delivering to the Administrator a completed Irrevocable Stock Power to that effect designating the transferee(s), with the signature thereon guaranteed by a Person that is a member of the Securities Transfer Agents Medallion Program, Stock Exchanges Medallion Program, American Stock Exchange Medallion Signature Program or any other signature guarantee program generally recognized by the securities transfer industry which is acceptable to the Administrator, and an Enrollment Form, if applicable.

     Account Shares (including fractional shares) transferred in accordance with the preceding paragraph shall be registered directly on the stock records of the Company in the name of the transferee and shall be credited to the transferee’s Account. If the transferee is already a Participant, Dividends on such transferred Account Shares shall be reinvested in shares of Common Stock under the Plan consistent with the transferee’s reinvestment election level (i.e., full, partial or none) then in effect. If the transferee is not already a Participant, the Administrator shall automatically enroll the transferee in the Plan and open an Account in the name of such transferee if the transferor, at the time the gift is made, makes a dividend reinvestment election on behalf of the transferee. The transferee may change such reinvestment level after the gift has been made. If the transferee notifies the Administrator that it does not wish to be a Participant, such notice shall be deemed a request to terminate participation in the Plan pursuant to Section 6.3 hereof.
     If a completed Irrevocable Stock Power (evidencing a transfer of ownership by gift, private sale or otherwise) with regard to Account Shares and other required documentation are received by the Administrator after the record date but before the related payment date for any Dividend thereon, the Irrevocable Stock Power shall be processed as described above, and the Administrator shall as soon as practicable following the receipt of the Dividends paid on such Account Shares, reinvest or pay such dividends to the transferor in accordance with the transferor’s reinvestment election.
     Section 5.3. Reinvestment of Dividends on Remaining Shares. If a Participant has elected to have the Dividends (in the event cash dividends are paid) on only a portion of the number of shares comprising the Participant’s Total Position reinvested pursuant to Section 2.2 hereof, and, due to transactions in shares of the Participant’s Common Stock, the Participant comes to own less than the number of shares in the Participant’s Total Position for which reinvestment of Dividends has been elected, then in such case, any such Dividends on such lesser number of shares shall be reinvested absent contrary instructions from the Participant.
ARTICLE VI
TREATMENT OF ACCOUNTS
     Section 6.1. Changing Plan Options. A Participant may elect to change the Participant’s Plan options, including changing the number of shares (i.e., full, partial or none) of the Participant’s Total Position as to which Dividends will be reinvested, by delivering to the Administrator instructions or a new Enrollment Form to that effect. To be effective with respect to any Dividend payment, the instructions or Enrollment Form with respect to such Account Shares for which reinvestment has been elected must be received by the Administrator at least prior to the related record date. If the instructions or Enrollment Form are not received by the Administrator prior to the record date relating to such Dividend, the change may not become effective until after such record date.
     Section 6.2. Right of Withdrawal. A Participant may, at any time or from time to time, withdraw from the Plan all or any part (other than fractions) of the Participant’s Account Shares by notifying the Administrator to that effect. Fractional shares may only be withdrawn in connection with a transfer to the Account of a Participant or a Person who becomes a Participant in accordance with Section 5.2 hereof or a termination of participation in the Plan in accordance with Section 6.3 hereof.

     Withdrawal of Account Shares shall not affect reinvestment of Dividends, as provided in Section 2.2 and other applicable provisions herein, on the number of Account Shares withdrawn unless (i) the Participant is no longer the record holder of such Account Shares, (ii) such reinvestment election is changed by the Participant by delivering to the Administrator instructions or an Enrollment Form to that effect pursuant to Section 6.1 hereof or (iii) the Participant has terminated the Participant’s participation in the Plan.
     Section 6.3. Right of Termination of Participation. A Participant may indicate the Participant’s desire to terminate the Participant’s participation in the Plan by notifying the Administrator to that effect. The Administrator shall treat such request as a withdrawal of all of such Participant’s Account Shares pursuant to Section 6.2 hereof. The Administrator will withdraw all whole Account Shares from the Account of the Participant and continue to hold such shares in book-entry form under the Direct Registration System unless the Participant has requested the issuance of one or more stock certificates for, or the sale of, all or part of such shares. The Administrator will mail any such stock certificates to the Participant. In all cases of a Participant’s termination from the Plan, the Administrator, pursuant to Section 6.2 hereof, shall pay to the Participant an amount equal to the cash value of any fraction of a share credited to the Participant’s Account. Such fraction of a share shall be valued at the then current market price of the Common Stock. The Administrator shall mail such certificate, if applicable, and payment to the withdrawing Participant promptly after its receipt of such notification.
     Section 6.4. Stock Splits, Stock Dividends and Rights Offerings. Any shares or other securities issued by the Company representing stock splits or other noncash distributions of Common Stock on Account Shares shall be registered directly in the Participant’s name on the stock records of the Company and credited to such Participant’s Account. Stock splits, combinations, recapitalizations and similar events affecting the Common Stock shall, as to shares credited to Accounts of Participants, be credited to such Accounts on a pro rata basis, and the number of Account Shares as to which the Participant has elected to reinvest any Dividends shall likewise be proportionately adjusted in such event.
     In the event of a rights offering, a Participant shall receive rights based upon the total number of whole shares credited to the Participant’s Account. If any such rights are redeemed by the Company for cash, such cash shall be reinvested to the same extent as if it were a Dividend.
     Section 6.5. Stockholder Materials; Voting Rights. The Company shall send or forward to each Participant all applicable proxy solicitation materials, other stockholder materials or consent solicitation materials. Participants shall have the exclusive right to exercise all voting rights respecting Account Shares credited to their respective Accounts. A Participant may vote any of the Participant’s whole or fractional Account Shares of which he or she is the record holder in person or by proxy. A Participant’s proxy card shall include the Participant’s whole or fractional Account Shares and shares of Common Stock which have the right to vote of which he or she is the record holder. Account Shares shall not be voted unless a Participant or the Participant’s proxy votes them.
     Solicitation of the exercise of Participants’ voting rights by the management of the Company or others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted. Solicitation of the exercise of Participants’ tender or exchange offer rights by management of the Company or others shall also be permitted.

     Section 6.6. Statements of Account. At least once during each calendar year, the Administrator shall send to each Participant a Statement of Account. The Administrator shall send additional Statements of Account to a Participant upon the reasonable request therefore by such Participant.
ARTICLE VII
CERTIFICATES AND FRACTIONS OF SHARES
     Section 7.1. Certificates. A Participant may, at any time or from time to time, request to receive a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly (and, in any event, within two Business Days of the receipt of such request) mail such a certificate to such Participant. Unless otherwise requested by the Participant, notwithstanding the issuance of such a certificate, the Participant will continue to have any Dividends reinvested in Common Stock on the same number of shares in the Participant’s Total Position as previously designated by the Participant .
     Section 7.2. Fractional Shares. Fractions of shares of Common Stock shall be credited to Accounts; provided, however, that no certificate for a fraction of a share shall be distributed to any Participant at any time.
ARTICLE VIII
CONCERNING THE PLAN
     Section 8.1. Suspension, Modification and Termination. The Company may by written notice to the Administrator and each affected Participant at any time and from time to time, at its sole option, (a) suspend or terminate the Plan and (b) modify or amend the Plan to (i) permit Dividends on Common Stock to be reinvested in shares of Common Stock purchased in the open market if a Participant so desires (including permitting a reinvestment pertaining only to a portion of the number of shares comprising the Participant’s Total Position, with the balance in cash, or the entire position), (ii) permit the Company to process payroll deductions for employees who are Participants, (iii) determine the extent to which the Company would pay the fees, costs and expenses of the Administrator, (iv) determine whether Account Shares will be certificated routinely or only on a Participant’s request or (v) increase or decrease the minimum amounts of initial cash investments pursuant to Section 2.3 or optional cash investments pursuant to Section 2.4 or to establish a maximum amount therefore. Notwithstanding the foregoing, no such modification or amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant; and provided, further, that no such modification or amendment shall affect the rights, duties or obligations of the Administrator without its prior written consent. Upon complete termination of the Plan, the Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which the Plan is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.

     Section 8.2. Rules and Regulations. The Administrator may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan. The Administrator shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.
     Section 8.3. Termination of a Participant. If a Participant does not have at least one whole Account Share, as determined by the Administrator from time to time, the Participant’s participation in the Plan may be terminated by the Administrator upon written notice mailed to such Participant at the Participant’s address of record. Upon such termination, the Account of such Participant shall be treated as if he or she had elected to terminate the Participant’s participation in the Plan pursuant to Section 6.3 hereof, except that any fraction of a share shall be valued as of the trading date immediately preceding the date on which such Participant’s participation is terminated. The Company shall promptly provide to the Administrator funds for payment to Participants in respect of a fractional share of Common Stock.
     Section 8.4. Cash Pending Investment. Dividends, optional cash investments, initial cash investments, policy owner benefits (including dividends) and marketing force commissions held pending investment in Common Stock pursuant to the Plan shall be held by the Administrator in a non-interest bearing account segregated from any other funds or monies of the Company or the Administrator.
     Section 8.5. Notices and Payments. All notices, communications and other items (including Statements of Account, transaction notices and certificates) to be given or sent to a Participant may be mailed to such Participant by first class mail (or at the Administrator’s option, by registered or certified mail), postage prepaid, addressed to such Participant’s address of record. Any payment due to a Participant under the Plan may be made by check mailed to such Participant in accordance with the preceding sentence.
     Section 8.6. Tax Payments. Notwithstanding anything herein to the contrary, the Administrator shall, to the extent required under applicable federal law, (i) deduct and withhold federal tax required to be deducted or withheld, if any, from dividends credited to a Participant’s Account (whether or not reinvested), from the proceeds of the sale of shares or rights or from other payments made under the Plan and (ii) prepare and file with the IRS and with Participants information returns reporting payments and sales made under the Plan and taxes withheld therefrom.
ARTICLE IX
[RESERVED]
ARTICLE X
PROMOTIONAL ACTIVITIES
     Section 10.1. Registration Statement and Prospectus. The Company shall, at its expense, prepare a registration statement to be filed with the SEC under the Securities Act of 1933 and a prospectus thereof describing in plain and factual tone and approach the Plan in its generalized form, including all material features, contractual terms and fee and processing arrangements. Such prospectus shall include a prominent statement on the cover to the effect that the services under the Plan are sponsored by the Company and administered by the Administrator, will indicate that the shares of Common Stock held in Accounts for Participants are not subject to protection under the Securities Investor Protection Act of 1970, as amended, and will inform recipients that they must make independent investment decisions based on their own judgment and research. A copy of the Plan may be included as part of the prospectus. The prospectus may not (a) describe Common Stock, (b) encourage any Person to engage in any particular transactions, whether purchases or sales, (c) include any advice or recommendations or (d) contain any information not expressly permitted by this Section 10.1. Along with the prospectus, the Company may distribute to policy owners, associates, stockholders or employees of the Company a letter accompanying the prospectus which briefly references the Plan and refers such stockholders or employees to the prospectus for additional information. The prospectus may be forwarded to persons who are not members of one of the above-described groups only upon request.
     Section 10.2. Other Promotional Activities.
     (a) The Administrator may not place any paid advertisements relating to the Plan. The Administrator may issue press releases announcing the Plan generally and may include brief descriptive summaries of transfer agent and Plan services in industry publications. Any such release or summary may describe briefly and generally the mix of Plan features, but may not identify the Company. In addition, the Administrator may make appearances at industry conferences to discuss transfer agent industry initiatives, including the features available under the Plan. In providing information under the Plan, the Administrator may not offer any advice or recommendations regarding participation in the Plan or suggest that any Person use the Plan or effect any securities transactions. The Company may make brief reference to the existence of the Plan in annual and quarterly corporate reports, but will otherwise not communicate about the Plan except as may become necessary in special circumstances to fulfill the Company’s disclosure responsibilities.
     (b) The Administrator may respond to inquiries concerning the Plan (including inquiries regarding the Company’s securities generally which are not specifically directed at the Plan) including unsolicited inquiries initiated by Persons who are not, at the time of the inquiry, stockholders or employees of the Company. In responding to such inquiries, the Administrator will not identify Common Stock except as requested by the inquiries, and then only as necessary to be responsive to the specific inquiry. The Administrator may, in compliance with the terms of the Plan and any applicable securities laws, in response to inquiries it receives regarding its securities generally which are not specifically directed at the Plan, include any prospectus and/or other materials (or any information contained therein) as part of such response.
     The Company shall refer any inquiries it receives regarding the Plan to the Administrator.
     (c) Without limiting any provision of the Plan, neither the Administrator nor the Company will engage in any “special selling efforts” within the meaning of Regulation M promulgated under the Exchange Act through the operation of the Plan or in connection with making information publicly available about the Plan.

ARTICLE XI
MISCELLANEOUS PROVISIONS
     Section 11.1. Controlling Law. This Plan shall be construed, regulated and administered under the laws of the State of New York without regard to conflicts of laws principles.
     Section 11.2. Acceptance of Terms and Conditions of Plan by Participants. Each Participant, as a condition of participation herein, for himself or herself, the Participant’s heirs, executors, administrators, legal representatives and assigns, approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the Administrator hereunder.
     Section 11.3. Company’s Role. Except as expressly set forth in the Plan, and for processing payroll deductions and assigned benefits and commissions to the extent the Company’s employees, policy owners and marketing representatives participate in the Plan, the Company will have no role in the administration or the processing of any transaction under the Plan. Without limiting any other provisions of the Plan, neither the Company nor its Affiliates may (a) make any bids, purchases, offers or sales for or of Common Stock under the Plan or (b) supply the Administrator or any broker or dealer executing purchases with Common Stock for purchase by Participants through the Plan. If the Company receives any optional cash investments or initial cash investments or assigned benefits or commissions which are intended to be invested pursuant to Article III hereof, it shall transmit the funds so received promptly (and in any event no later than the opening of business on the next Business Day if such funds are received before 12:00 noon, local time, and by noon of the next Business Day if such funds are received later in the day) to the Administrator.

APPENDIX B
TABLE OF TRANSACTION TYPES, MINIMUM/MAXIMUM INVESTMENT
AMOUNTS, AND SERVICE AND TRADING FEES
Transaction and Fee Table
This Transaction and Fee Table describes the fees applicable to transactions and services under the Plan and includes any minimum and maximum investment amounts under the Plan.

			Service and
	Minimum	Maximum	Trading Fees (See
Transaction Type	Investment	Investment	Notes 1, 2 and 3)
Enrollment by non-stockholder (deducted from the first investment in the Plan)	N/A	N/A	$10.00

Initial Investment (via check)	$250.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Initial Investment (via one-time online bank debit)	$250.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Initial Investment (via periodic automatic deduction)**	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

Optional Cash Investment (via check)	$25.00	$120,000.00 per calendar year*	$5.00 plus $0.03/share

Optional Cash Investment (via one-time online bank debit)	$25.00	$120,000.00 per calendar year*	$3.50 plus $0.03/share

Optional Cash Investment (via periodic automatic deduction)	$25.00	$120,000.00 per calendar year*	$2.00 plus $0.03/share

Sale of Shares	N/A	N/A	Up to $15.00 plus $0.12/share

Sale of a Fractional Share at Termination or Withdrawal	N/A	N/A	Up to $15.00 plus $0.12/share

Dividend Reinvestment	N/A	N/A	Service and per share trading fees are paid by us on your behalf.

Returned Check or Failed Electronic Payment Fee***	NA	NA	$35.00

Notes:
1.	All per share trading fees include the applicable brokerage commissions the plan administrator is required to pay. Applicable per share trading fees may be rounded up to the nearest whole share amount if fractional shares are held.

2.	All fees will be deducted from the funds to be invested or from the sales proceeds.

3.	The Internal Revenue Service may require that any per share trading fees incurred in the purchase of shares, paid by us on your behalf, be treated as dividend income to you and that such amounts paid for per share trading fees can be included in your cost basis of shares purchased.

B-1

*	For the purposes of applying this limit, all investments, including optional cash investments and initial investments, but excluding dividend reinvestments, will be aggregated.

**	Participation in the Plan by initial investment through periodic automatic deductions requires that you agree to continue the deductions for a minimum of ten (10) consecutive months or until the amount invested reaches $250.00.

***	If the investment is applied to purchase shares before the check or attempted automatic deduction from your bank account is rejected, your purchased shares will be sold and certain fees will be charged against the value of the shares in your account.

B-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION, ESTIMATED

Securities and Exchange Commission Fee	$7,276
Printing expense—Registration Statement and Prospectus	5,000
Transfer Agent and Registrar	5,000
Legal Fees	10,000
Accountants’ Fees	5,000
Miscellaneous Fees and Expenses	5,000

Total	$37,276

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) in their Official Capacities (as defined by this statute), they acted in good faith and had no reasonable basis to believe their conduct was not in the best interest of the Registrant; (ii) in all other cases, their conduct was at least not opposed to the Registrant’s best interests; and (iii) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.
The Registrant’s Articles of Incorporation limit the liability of directors to the full extent provided by Colorado law.
The Registrant’s Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.
ITEM 16. EXHIBITS
5.1	Opinion of Jones & Keller, P.C. regarding the legality of the Class A common stock being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Jones & Keller, P.C. (See Exhibit 5.1)(1)

24.1	Power of Attorney (see signature page)(1)

*	Filed herewith.

ITEM 17. UNDERTAKINGS
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Austin, Texas, on December 18, 2006.
CITIZENS, INC.

By:	/s/ Harold E. Riley Harold E. Riley, Chief Executive Officer
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Rick D. Riley and Mark A. Oliver, attorneys-in-fact in their names, place, and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Dated: December 18, 2006

/s/ Harold E. Riley Harold E. Riley, Chairman of the Board (Principal Executive Officer)	/s/ Mark A. Oliver Mark A. Oliver, Director

/s/ Dr. Richard C. Scott	/s/ Timothy T. Timmerman

Dr. Richard C. Scott, Director	Timothy T. Timmerman, Director

/s/ Rick D. Riley	/s/ Steven F. Shelton

Rick D. Riley, Director	Steven F. Shelton, Director

/s/ Dr. E. Dean Gage	/s/ Grant G. Teaff

Dr. E. Dean Gage, Director	Grant G. Teaff, Director

/s/ Larry E. Carson

Larry E. Carson, Vice President, Chief Financial Officer and Treasurer (Chief Financial Officer)

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Jones & Keller, P.C. regarding the legality of the Class A common stock being registered*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Jones & Keller, P.C. (See Exhibit 5.1)(1)

24.1	Power of Attorney (see signature page)(1)

*	Filed herewith

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